Exhibit 10.35

CALIFORNIA INSTITUTE FOR REGENERATIVE MEDICINE

LOAN AGREEMENT

This LOAN AGREEMENT (the “Agreement”) is entered into as of April 9, 2013 (the “Effective Date”), by and between the California Institute for Regenerative Medicine (“CIRM”) and StemCells, Inc. (“Loan Recipient”).

RECITALS

A. Whereas, California voters approved Proposition 71, the California Stem Cell Research and Cures Act, in November 2004 to support stem cell research for the development of life-saving regenerative medical treatments and cures;

B. Whereas, one of the purposes of Proposition 71 is to advance the biotech industry in California to world leadership, as an economic engine for California’s future;

C. Whereas, CIRM was established pursuant to Proposition 71 to make grants and provide loans for stem cell research, research facilities, and other vital research opportunities;

D. Whereas, CIRM issued Request for Applications 10-05 (CIRM Disease Team Therapy Development Awards) in 2010, and a Supplement to the RFA in 2011, to solicit applications for research projects designed to advance preclinical and/or early clinical development of novel therapies, derived from or targeting stem cells or utilizing direct reprogramming, potentially offering unique benefit with well-considered risk, to persons with disease or serious injury;

E. Whereas, CIRM, as part of Request for Applications 10-05, offered Company-Backed Loans and Product-Backed Loans to for-profit entities, and to non-profit entities whose applications included a co-principal investigator from a for-profit entity that was willing to undertake the required loan obligations;

F. Whereas, Loan Recipient is a for-profit company that is seeking funds to support Loan Recipient’s research regarding the use of neural stem cell transplantation to treat Alzheimer’s disease;

G. Whereas, Loan Recipient applied for a Disease Team Therapy Development Award, and on September 5, 2012, CIRM’s Governing Board, the Independent Citizens’ Oversight Committee, approved the award of a Product-Backed Loan to Loan Recipient in furtherance of the purposes of CIRM;

H. Whereas, this Agreement sets forth the terms and conditions pursuant to which CIRM will loan funds to Loan Recipient, and Loan Recipient will repay the amounts owing, plus interest, and a multiple payback risk premium, to CIRM; and

I. Whereas CIRM’s President has granted Loan Recipient’s request to extend the project start date to no later than January 1, 2014;

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Loan Agreement

NOW, THEREFORE, in reliance on the mutual representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings indicated below.

Affiliate. The term “Affiliate” shall mean any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person solely for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, ten percent (10%) or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person).

Application. The term “Application” shall mean the research award application, identified as DR2A-05416, that Loan Recipient submitted to CIRM in response to RFA 10-05, and any attachment or appendices thereto.

Authorized Representative. The term “Authorized Representative” shall mean those persons shown on the list of officers provided by Loan Recipient pursuant to Section 4.12(e) hereof or on any update of any such list provided by Loan Recipient to CIRM, or any further or different officers of Loan Recipient so named by an Authorized Representative of Loan Recipient in a written notice to CIRM.

Budget. The term “Budget” means the budget of Loan Recipient for the CIRM-Funded Project, defined below, on a stand-alone basis, which shall be in such detail as is required by CIRM.

Business. The term “Business” shall mean the CIRM-Funded Project and the development and commercialization of Products resulting from the CIRM-Funded Project.

Capital Lease. The term “Capital Lease” shall mean any lease of Property which, in accordance with GAAP, is required to be capitalized on the balance sheet of the lessee.

Capitalized Lease Obligation. The term “Capitalized Lease Obligation” shall mean, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

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Loan Agreement

Change of Control. The term “Change of Control” shall mean a sale, merger, transfer, exchange or other disposition (whether of assets, stock or otherwise) of a majority or controlling ownership position of Loan Recipient.

CIRM. The term “CIRM” shall mean the California Institute for Regenerative Medicine, including any successor agency or department of the State of California.

CIRM-Funded Project. The term “CIRM-Funded Project” shall mean the work described in the Application and in the Notice of Loan Award (defined below), specifically the proposal to evaluate, through pre-clinical studies funded in part by CIRM, a novel cell therapy involving the use of HuCNS-SC cells (purified human neural stem cells) to treat Alzheimer’s disease. An agreed-upon aim of the CIRM-Funded Project is the filing of an Investigative New Drug application with the U.S. Food and Drug Administration for the clinical study of HuCNS-SC cells in Alzheimer’s disease (the “IND”). The Loan Recipient must obtain prior approval from CIRM for any change in the nature or scope of the CIRM-Funded Project pursuant to CIRM’s Grants Administration Policy, article V, section D(1). Upon such approval, the term “CIRM-Funded Project” shall include any such deviation, amendment or change that is so approved by CIRM.

CIRM’s Governing Board. The term “CIRM’s Governing Board” shall mean the Independent Citizens’ Oversight Committee.

CIRM Representatives. The term “CIRM Representatives” shall mean CIRM’s officers, employees, agents, attorneys, consultants, accountants and members of CIRM’s Governing Board.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

Controlled Group. The term “Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Loan Recipient, are treated as a single employer under Section 414 of the Code.

Direct Research Funding Costs. The term “Direct Research Funding Costs” shall mean the sum of Project Costs and Facilities Costs.

Disbursement. The term “Disbursement” shall have the meaning given to it in Section 4.4(a) of this Agreement.

Disbursed Loan Amount. The term “Disbursed Loan Amount” shall mean that amount of the Loan Award that CIRM has distributed in immediately available funds to the Loan Recipient through any one or more Disbursements.

ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

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Loan Agreement

Facilities Costs. The term “Facilities Costs” shall mean the general operating costs of the facilities that will house any element of the CIRM-Funded Project.

Financial Milestones. The term “Financial Milestone(s)” shall have the meaning given in Exhibit A of this Agreement.

Indebtedness. The term “Indebtedness” shall mean for any Person (without duplication), (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

Indirect Costs. The term “Indirect Costs” shall mean the administrative costs (including but not limited to loan origination and administration fees) incurred for common or joint objectives which cannot be readily and specifically identified with a particular project. Indirect costs shall be capped at twenty percent (20%) of Direct Research Funding Costs, exclusive of the costs of equipment, tuition and fees, and subcontracts, as group, totaling more than $25,000 per year.

Intellectual Property and Industry Subcommittee. The term “Intellectual Property and Industry Subcommittee” shall mean the Intellectual Property and Industry Subcommittee of the CIRM’s Governing Board, as such subcommittee may be constituted from time to time to oversee the performance of Borrowers, or any successor committee thereto.

LIBOR. The term “LIBOR” shall have the meaning given in Section 4.3 of this Agreement.

Lien. The term “Lien” shall mean any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

Loan. The term “Loan” shall mean the Product-Backed Loan specified in Section 4.1 of this Agreement.

Loan Administration Policy. The term “Loan Administration Policy” shall mean the “CIRM Loan Administration Policy,” as approved by the Office of Administrative Law, effective August 29, 2012, incorporated by reference into Section 100800 of Title 17 of the California Code of Regulations, and as attached hereto as Exhibit B, including amendments thereto adopted by CIRM after the Effective Date if agreed to by CIRM and Loan Recipient.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

Loan Award. The term “Loan Award” shall mean the award of nineteen million, three hundred and nine thousand, and four hundred and three dollars ($19,309,403) to Loan Recipient, which was approved by CIRM’s Governing Board on September 5, 2012.

Loan Balance. The term “Loan Balance” shall mean the principal amount CIRM distributes to Loan Recipient pursuant to any Disbursement plus accrued interest thereon, less any prepayment(s) made under Section 4.7(a).

Loan Documents. The term “Loan Documents” shall mean this Agreement, the Notice of Loan Award, and all documents incorporated by reference pursuant to Articles II and III.

Loan Period. The term “Loan Period” shall mean the ten-year period beginning on the Project Start Date, unless the Loan Recipient requests to extend the term of the Loan Period pursuant to Section 4.8 and Section F of Article VII of the Loan Administration Policy and the Intellectual Property and Industry Subcommittee agrees, in which case “Loan Period” shall mean the period as so extended pursuant to the terms set forth herein.

Loan Recipient. The term “Loan Recipient” shall mean StemCells, Inc. or any permitted assignee hereunder or transferee pursuant to applicable CIRM Regulations, including but not limited to Article V, Section D of the Loan Administration Policy

Material Adverse Effect. The term “Material Adverse Effect” shall mean any event, condition or change which materially and adversely affects or could reasonably be expected to materially and adversely affect the Business or the financial results of operations of the Loan Recipient, or its financial condition.

No Go Milestones. The term “No Go Milestones” shall mean the milestones specified in the Notice of Loan Award the occurrence of which, as determined by CIRM in its reasonable but sole discretion, permits either party to terminate the CIRM-Funded Project and, in accordance with the provisions in this Loan Agreement, the Parties’ obligations to continue to fund the CIRM-Funded Project.

Notice of Loan Award or NLA. The terms “Notice of Loan Award” or “NLA” shall mean the Notice of Loan Award executed by CIRM and Loan Recipient in connection with the Application.

Organizational Documents. The term “Organizational Documents” shall mean Loan Recipient’s certificate of incorporation and bylaws (or comparable organizational documents), each as amended to date, which have been furnished to CIRM by Loan Recipient.

PBGC. The term “PBGC” shall mean the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

Permitted Indebtedness. The term “Permitted Indebtedness” shall mean:

(a) Loan Recipient’s Indebtedness to CIRM;

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Loan Agreement

(b) Indebtedness existing on the Effective Date and described in Schedule 7.8;

(c) Indebtedness secured by a lien described in Section 7.8(d) of this Agreement;

(d) Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness arising from credit facilities, term loans and other debt financings (including, for the avoidance of doubt, any debt financing provided by Loan Recipient’s equity investors), established to support the Loan Recipient’s working capital and general corporate needs; provided that such Indebtedness [****], unless Loan Recipient obtains the prior approval of the President of CIRM; and

(f) Indebtedness that is subordinated to the Loan Recipient’s Indebtedness to CIRM, pursuant to subordination, intercreditor or similar agreements reasonably satisfactory to CIRM.

Permitted Lien(s). The term “Permitted Lien” or “Permitted Liens” shall have the meaning provided in Section 7.8 of this Agreement.

Person. The term “Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

Plan. The term “Plan” shall mean any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to the collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

Product. The term “Product” shall mean the use of HuCNS-SC cells (purified human neural stem cells) to treat Alzheimer’s disease.

Product-Backed Loan. The term “Product-Backed Loan” shall have the meaning given in the Loan Administration Policy.

Product Revenue. The term “Product Revenue” shall mean Net Commercial Revenue received by the Loan Recipient or by any joint venture or subsidiary created by Loan Recipient, and any upfront licensing fees, development milestone payments received from a product development partner, and royalties on commercial sales, which arise from or are related to development and/or commercial sale of the Product.

Progress Milestones. The term “Progress Milestones” shall mean those milestones specified in the Notice of Loan Award by which CIRM will measure Loan Recipient’s progress in achieving the aims of the CIRM-Funded Project.

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Loan Agreement

Project Costs. The term “Project Costs” shall mean those CIRM-funded costs identified in the budget included in the Notice of Loan Award, and any other CIRM-funded costs that may be specifically identified with the CIRM-Funded Project and mutually agreed upon by CIRM and Loan Recipient.

Project Period. The term “Project Period” shall mean the total amount of time, starting on the Project Start Date, that CIRM funds the CIRM-Funded Project and authorizes the principal investigator to conduct the work in the approved application.

Project Start Date. The term “Project Start Date” shall mean such date, on or before January 1, 2014, that the parties agree to initiate work under the CIRM-Funded Project, which date will be the first of a month and no earlier than the date of the first Disbursement.

Property. The term “Property” shall mean, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

Risk Premium Payment. The term “Risk Premium Payment” shall mean the payment or payments that Loan Recipient is required to make to CIRM, in lieu of providing warrants, pursuant to Section E of Article VII of the Loan Administration Policy and as provided under Section 4.5.

Request for Applications 10-05 or RFA 10-05. The terms “Request for Applications 10-05” and “RFA 10-05” shall mean the request for applications issued by CIRM in 2010 for Disease Team Therapy Development Awards, and include the “Supplement to RFA 10-05” issued in September 2011.

Subsidiary. The term “Subsidiary” shall mean any corporation or other Person more than fifty percent (50%) of the outstanding ordinary voting shares or other equity interest of which is at the time directly or indirectly owned by Loan Recipient, by one or more of its Subsidiaries, or by Loan Recipient and one or more of its Subsidiaries.

Third Party. The term “Third Party” shall mean an entity other than CIRM and its Affiliates and Loan Recipient and its Affiliates.

1.2 Other Terms. The definitions set forth in the CIRM Loan Administration Policy (Cal. Code Regs., tit. 17, § 100800 et seq.), the CIRM Scientific and Medical Accountability Standards (Cal. Code Regs., tit. 17, § 100010 et seq.), the CIRM Intellectual Property and Revenue Sharing Requirements for Non-Profit and For-Profit Grantees (Cal. Code Regs., tit. 17, § 100600 et seq.), and the CIRM Grants Administration Policy for Academic and Non-Profit Institutions (Cal. Code Regs., tit. 17, § 100500 et seq.) shall apply to the terms used in this Agreement unless otherwise specified.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

ARTICLE II

INCORPORATION BY REFERENCE

2.1 Notice of Loan Award. The Notice of Loan Award is hereby incorporated into this Agreement by reference. In the event of a conflict between provisions in this Loan Agreement and the Notice of Loan Award, the Loan Agreement shall prevail.

2.2 Application for CIRM Disease Team Development Award. Loan Recipient’s Application for a Disease Team Therapy Development Research Award, including all attachments and supplemental information, submitted to CIRM or its agents in response to RFA 10-05 is hereby incorporated into this Agreement by reference.

ARTICLE III

APPLICATION OF CIRM REGULATIONS

Loan Recipient shall be bound by, and shall comply with, all CIRM regulations applicable to loans to for-profit organizations, including the CIRM Loan Administration Policy (Cal. Code Regs., tit. 17, § 100800 et seq.), the CIRM Scientific and Medical Accountability Standards (Cal. Code Regs., tit. 17, § 100010 et seq.), the CIRM Intellectual Property Provisions Applicable to Loan Recipients (Cal. Code Regs., tit. 17, § 100801; and the CIRM Grants Administration Policy for Academic and Non-Profit Institutions (Cal. Code Regs., tit. 17, § 100500 et seq.), as made applicable to loan recipients pursuant to the Loan Administration Policy, in each case as existing as of the Effective Date. The Loan Administration Policy in effect on the Effective Date of this Agreement shall apply to Loan Recipient, the Loan and this Agreement, unless Loan Recipient and CIRM mutually agree that an amendment to the Loan Administration Policy shall apply to Loan Recipient, the Loan and this Agreement.

ARTICLE IV

LOAN AND TERMS OF PAYMENT

4.1 Maximum Loan Amount; Repayment. Subject to and upon the terms and conditions of this Agreement and in reliance on the representations and warranties set forth in this Agreement, CIRM agrees, subject to the terms and conditions hereof, to provide Loan Recipient a Loan in an aggregate principal amount equal to the Loan Award. Loan Recipient agrees to repay the Loan Balance at the end of the Loan Period (or if such day is not a business day, then, without any further penalty or fee, the first business day after such date), unless (a) Loan Recipient elects to extend the Loan Period pursuant to Section 4.8, in which case such repayment will occur at the end of the Loan Period as so extended (or if such day is not a business day, then, without any further penalty or fee, the first business day after such date) subject to the Loan Recipient making payments during such extended Loan Period as provided under Article VII, Section J of the Loan Administration Policy, (b) Loan Recipient’s obligation to repay the Loan Balance is accelerated pursuant to Sections 4.9 or 8.4, in which case such repayment will occur upon the effective date of such acceleration, (c) the Loan Recipient transfers the Loan to a new Loan Recipient pursuant to Article V, Section D.5 of the Loan Administration Policy and CIRM’s President consents to such transfer as provided in Article V, Section D.5 of the Loan Administration Policy, or (d) all or part of the Loan is forgiven pursuant

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Loan Agreement

to Article VII, Section I of the Loan Administration Policy and not reinstated pursuant to Article VII, Section I of the Loan Administration Policy, Section 4.10 of this Agreement, or CIRM has terminated the loan pursuant to Section 8.1(f) and no Event of Default then exists, in which case Loan Recipient shall have no obligation to repay the Loan Balance.

4.2 Use of Proceeds. The Loan Recipient shall use the proceeds of the Loan solely for the purposes of funding the CIRM-Funded Project as specified in the Budget. The parties understand and agree that any budgets delivered hereunder are good faith estimates made by Loan Recipient based upon information then available to it. Any changes to the Budget shall be subject to Section D.4 of Article V of the CIRM Grants Administration Policy for Academic and Non-Profit Institutions.

4.3 Interest. The base interest rate for each Disbursement of the Loan shall be a per annum rate equal to the London Inter-Bank Offered Rate (“LIBOR”) for a one-year deposit in U.S. dollars, as published by the Wall Street Journal (or if the Wall Street Journal is not available, a comparable source) on the date of the applicable Disbursement to Loan Recipient, plus two percent (2%) (the “Base Rate”). The interest rate so determined shall apply only to the Disbursed Loan Amount being disbursed on such Disbursement date, and not for the Disbursed Loan Amount outstanding before such Disbursement date or for any subsequent Disbursement. Interest shall be compounded annually on the principal amount disbursed by CIRM from the date of the applicable Disbursement to Loan Recipient. For years six through ten of the Loan Period, the interest rate for each Disbursement shall increase from its Base Rate by an additional one percent (1%) on each of the fifth, sixth, seventh, eighth, and ninth anniversaries of the Project Start Date. If for any reason on a date a Disbursement is required to be made LIBOR is not being published or is not available, any Disbursement required to be made on such date shall bear interest at the previously established LIBOR rate until LIBOR is available or published (on which date such Disbursement shall begin bearing interest as provided in this Section 4.3). Any amount not paid when due hereunder shall thereafter bear interest at the then-applicable per annum interest rate specified hereunder, plus five percent (5%).

4.4 Disbursement Procedures and Limitations.

(a) Subject to and upon the terms and conditions of this Agreement, CIRM agrees, unless otherwise notified in writing by Loan Recipient, to disburse the proceeds of the Loan (each a “Disbursement”) at six-month intervals according to the payment schedule set forth in the NLA, unless such schedule is modified by agreement of the parties or otherwise as set forth herein. The aggregate of all Disbursements made pursuant to this Agreement shall not exceed the Loan Award. Each Disbursement shall cover CIRM’s portion of the costs of the CIRM-Funded Project for the next six months (with the first six-month period commencing as of the Project Start Date and each subsequent Disbursement covering the next succeeding six-month period); and, in addition, the first Disbursement shall cover Loan Recipient’s costs and expenses for the CIRM-Funded Project during the 90-day period immediately before the Project Start Date.

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Loan Agreement

(b) CIRM may temporarily suspend or permanently cease Disbursements pursuant to the Loan Administration Policy, including without limitation, Article V, Section J, provided, however, that CIRM shall give Loan Recipient written notice of its intent to suspend or permanently cease Disbursements and the reason therefore (a “Default”) and Loan Recipient shall have [****] days in which to cure such Default.

(c) CIRM may temporarily suspend or permanently cease Disbursements if CIRM determines, in its reasonable, but sole discretion, that a No Go Milestone has occurred, provided, however, that CIRM shall give Loan Recipient written notice of its intent to suspend or permanently cease Disbursements and the reason therefore and Loan Recipient shall have [****] days in which to correct such No Go Milestone.

(d) CIRM may temporarily suspend or permanently cease Disbursement if CIRM determines, in its reasonable but sole discretion, that for any Disbursement Loan Recipient has not met the Financial Milestone for such Disbursement Date; provided, however, if Loan Recipient fails to meet a Financial Milestone for a certain Disbursement Date, then Loan Recipient shall have 60 days to cure said failure and demonstrate that Loan Recipient now satisfies said Financial Milestone. At least 30 days prior to any Disbursement Date on which a Financial Milestone needs to be satisfied, Loan Recipient shall submit a report to CIRM, in such detail as CIRM shall require, showing whether or not Loan Recipient will satisfy the Financial Milestone on such Disbursement Date.

(e) Failure to meet Progress Milestones is governed by paragraph E of the Terms and Conditions of the Award section of the Notice of Loan Award.

4.5 Risk Premium.

(a) In lieu of providing CIRM with warrants, Loan Recipient shall pay CIRM a one-time “Risk Premium Payment” as contemplated by Section E.2.c of Article VII of the Loan Administration Policy, payable only upon the achievement of each of the following commercial milestones, and in accordance with the following schedule:

Upon receipt of $50 million of Product Revenue in a fiscal year, Loan Recipient shall pay to CIRM an amount equal to one hundred percent (100%) of the Disbursed Loan Amount.

Upon receipt of $300 million of Product Revenue cumulatively, Loan Recipient shall pay to CIRM an amount equal to two hundred percent (200%) of the Disbursed Loan Amount.

Upon receipt of $600 million of Product Revenue cumulatively, Loan Recipient shall pay to CIRM an amount equal to two hundred percent (200%) of the Disbursed Loan Amount.

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Loan Agreement

In no event shall Loan Recipient owe more than five times the Disbursed Loan Amount. In no event shall Loan Recipient owe warrants or any other equity to CIRM in connection with the Loan.

(b) The Loan Recipient shall have no obligation to pay any Risk Premium Payment which is due and payable after (i) Loan Recipient transfers the Loan to a new Loan Recipient upon approval of CIRM’s President and in accordance with Article V, Section D of the Loan Administration Policy, (ii) Loan Recipient assigns this Agreement and any Disbursement hereunder to a permitted assignee, (iii) the funding is discontinued or suspended by CIRM for any reason other than for termination under Section 8.1(a)-(e), (iv) all or part of the Loan is forgiven pursuant to Section 4.10 of this Agreement and not otherwise reinstated pursuant to Section I of Article VII of the Loan Administration Policy, or (v) CIRM has terminated the loan pursuant to Section 8.1(f) and no Event of Default then exists, in which case Loan Recipient shall have no obligation to pay any Risk Premium Payment; provided, however, that the obligation to pay a Risk Premium Payment will automatically be reinstated pursuant to Article VII, Section I of the Loan Administration Policy, in the event that Loan Recipient obtains revenues arising in whole or in part from the CIRM-Funded Project that meet the specified Product Revenue thresholds set forth in the Section E.2.c of Article VII of the Loan Administration Policy.

(c) The Loan Recipient shall pay any Risk Premium Payments owed pursuant hereto in accordance with the provisions of Section E.2.e of Article VII of the Loan Administration Policy.

4.6 Indirect Costs and Facilities Costs.

(a) The Loan shall cover Indirect Costs incurred by Loan Recipient equal to twenty percent (20%) of allowable Direct Research Funding Costs awarded by CIRM. The Loan shall also cover Facilities Costs incurred by Loan Recipient equal to thirty-five percent (35%) of allowable Project Costs.

(b) CIRM shall deduct [****] from the Indirect Costs portion of the initial Disbursement for the costs incurred by CIRM in engaging a financial consultant to conduct due diligence of Loan Recipient prior to the award of the Loan and to conduct financial due diligence during the Loan Period. In addition, CIRM shall deduct [****] from the Indirect Costs portion of the first Disbursement made in each of the second, third, and fourth years of the Loan Period for the costs incurred by CIRM in engaging a financial consultant to conduct financial due diligence of Loan Recipient during the Loan Period.

(c) If Loan Recipient requests to extend the term of the Loan Period pursuant to Section 4.8 and Section F of Article VII of the Loan Administration Policy and the Intellectual Property and Industry Subcommittee agrees, Loan Recipient shall pay CIRM, in addition to interest and principal owed, [****] per year, payable on or before March 15 of each year, for each year the Loan is extended to reimburse CIRM for the costs that it incurs in engaging a financial consultant to conduct financial due diligence of Loan Recipient during the extension.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

4.7 Repayment at End of Loan Period/Prepayment.

(a) Unless (i) the Loan Period has been extended pursuant to Section 4.8, (ii) the repayment of the Loan Balance has been accelerated pursuant to Sections 4.9 or 8.4, (iii) the Loan has been transferred by Loan Recipient pursuant to Article V, Section D of the Loan Administration Policy and CIRM’s President consents to such transfer as provided in Article V, Section D of the Loan Administration Policy, (iv) all or part of the Loan is forgiven pursuant to Section 4.10 of this Agreement and the Loan has not been reinstated pursuant to Article VII, Section I of the Loan Administration Policy, or (v) CIRM has terminated the loan pursuant to Section 8.1(f) and no Event of Default then exists, the Loan Balance, and all unpaid fees and other amounts due hereunder, is due and payable in full to CIRM on the last day of the Loan Period (unless such day is not a business day, then, without any additional fees or penalties but with additional interest, on the next business day). Loan Recipient may elect to prepay the full amount of the balance of Loan Balance, or to make one or more partial prepayments, each in an amount of not less than $100,000, and in each case with accrued and unpaid interest on the amount prepaid, at any time, without penalty or premium. Any amounts prepaid hereunder may not be re-borrowed by Loan Recipient.

(b) Beginning on the fifth anniversary of the Project Start Date, Loan Recipient shall repay interest pursuant to Article VII, Section J of the Loan Administration Policy.

4.8 Loan Extension. The Loan Recipient may request to extend the term of the Loan Period, provided that the Loan Recipient provides notice to CIRM at least ninety (90) days prior to the end of the current Loan Period of Loan Recipient’s intent to request to extend the Loan Period. Any extension pursuant to this section shall be subject to the approval of the Intellectual Property and Industry Subcommittee based upon the recommendation of the President of CIRM.

4.9 Loan Acceleration. CIRM shall have the right but not the obligation to require the Loan Recipient to accelerate repayment of the Loan Balance if: (i) a Change of Control occurs, (ii) if this Agreement is terminated pursuant to Section 8.2(d), (e), (f), or (h), or because Loan Recipient has committed a material breach of the Loan Administration Policy or (iii) the Loan Recipient is found guilty of criminal, scientific or financial misconduct pursuant to a judicial proceeding, or in the case of scientific misconduct, an investigation conducted by an independent body satisfactory to CIRM. In the event of a Change of Control, a decision to accelerate repayment of the Loan Balance shall be made by the Intellectual Property and Industry Subcommittee of CIRM’s Governing Board, based on the recommendation of the President of CIRM. If the proposed Change of Control is not a matter of public knowledge, the Intellectual Property and Industry Subcommittee of CIRM’s Governing Board shall consider the matter in closed session to protect the confidentiality of the Change of Control transaction. Notwithstanding the above, in the event of any Change of Control, repayment of the Loan Balance shall not be accelerated if the conditions specified in Section H.1 of Article VII of the Loan Administration Policy are satisfied.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

4.10 Loan Forgiveness.

(a) Forgiveness of the Loan Balance shall be governed by Article VII, Section I of the Loan Administration Policy, including the reinstatement of the obligation to repay the Loan Balance in the event that the Loan Recipient obtains revenues arising in whole or in part from the CIRM-Funded Project, provided that forgiveness shall be available during the Project Period only if Loan Recipient abandons the CIRM-Funded Project for failure to meet, or the occurrence of, one or more No Go Milestones and CIRM is not entitled to accelerate the Loan pursuant to sections 4.9 (i) – (iii) above. After expiration of the Project Period, Loan Recipient shall have the right to abandon the Business for whatever reason it deems appropriate and in that event, the Loan Balance shall be forgiven pursuant to Article VII, Section I of the Loan Administration Policy.

(b) The Loan, even if it has been forgiven, will automatically be reinstated in the event that Loan Recipient subsequently obtains Net Commercial Revenue arising in whole or in part from the CIRM-Funded Project. If the Loan Recipient’s obligation to repay has been forgiven pursuant to Section 4.10(a) but further activity results in a repayment obligation under this Section 4.10(b), the Loan Recipient must promptly notify CIRM. In such event, Loan Recipient’s repayment obligations hereunder will automatically be reinstated, except as otherwise agreed by Loan Recipient and the Intellectual Property and Industry Subcommittee. In no event will the interest rate be higher than the per annum rate equal to LIBOR for a one-year deposit in U.S. dollars, as published by the Wall Street Journal (or if the Wall Street Journal is not available, a comparable source) on the date of reinstatement plus 2%. The Loan Balance owed shall be reduced by any amount previously repaid to CIRM prior to forgiveness. Upon reinstatement of the Loan, the Loan Recipient shall be eligible for subsequent forgiveness and reinstatement in accordance with the terms hereof.

4.11 Effective Date. This Agreement shall take effect on the Effective Date. This Agreement shall continue in full force and effect for so long as a Loan Balance remains outstanding or CIRM has any obligation to make Disbursements under this Agreement, unless it is earlier terminated pursuant to Section 8.1, the repayment obligation has been accelerated pursuant to Sections 4.9 or 8.4, the Loan Balance has been forgiven pursuant to Section 4.10, or the Loan Recipient has transferred the Agreement pursuant to Article V, Section D of the Loan Administration Policy.

4.12 Initial Disbursement. Concurrently with the initial Disbursement:

(a) CIRM shall have received this Agreement duly executed by Loan Recipient and the Budget;

(b) CIRM shall have received copies of Loan Recipient’s certificate of incorporation and bylaws, or articles of organization or certificate of formation, as applicable, and operating agreement (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

(c) CIRM shall have received copies of resolutions of Loan Recipient’s Board of Directors (or similar governing body) and (if applicable) stockholders authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, all certified in each instance by its Secretary or Assistant Secretary;

(d) CIRM shall have received copies of the certificates of good standing for Loan Recipient (dated no earlier than 30 days prior to the date hereof) from the office of the Secretary of State of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(e) CIRM shall have received a list of the Loan Recipient’s Authorized Representatives;

(f) CIRM shall have received certification of the insurance required under Section 7.3 of this Agreement;

(g) CIRM shall have received UCC, tax and judgment lien search results against the Property of Loan Recipient evidencing the absence of Liens on its Property except as permitted by Section 7.8 hereof;

(h) CIRM shall have received the favorable written opinion of Loan Recipient’s in-house or outside counsel, in the form attached hereto as Exhibit C, regarding the existence and power of Loan Recipient, the due authorization of the Loan Agreement (including the transactions contemplated thereby) and the enforceability of the Loan; and

(i) Loan Recipient shall certify that no Material Adverse Effect has occurred since the date that Loan Recipient submitted its application to CIRM.

(j) Loan Recipient shall have demonstrated to CIRM’s reasonable but sole satisfaction that it has satisfied the Financial Milestone.

4.13 All Disbursements. At the time of each subsequent Disbursement hereunder:

(a) the representations and warranties set forth in Sections 5.1, 5.2, 5.4, 5.5, 5.7, 5.8, 5.9, 5.10, 5.11 5.12, 5.13, 5.14, and 5.15 shall be true and correct as of the date of such Disbursement, unless (i) the same expressly relate to an earlier date; or (ii) changes thereto are disclosed to CIRM in updates to the Schedules hereto provided by Loan Recipient at least three (3) business days prior to such Disbursement; provided that, (A) in the case of (i) and (ii), no Material Adverse Effect exists, and (B) clauses (i) and (ii) shall not apply to the first two sentences of Section 5.1 and the first two sentences of Section 5.2; and

(b) no Event of Default or other event permitting termination of this Agreement shall have occurred and be continuing or would occur as a result of such Disbursement.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

Acceptance by Loan Recipient of a Disbursement hereunder through deposit of such Disbursement to Loan Recipient’s account shall be deemed to be a representation and warranty by Loan Recipient on the date of such Disbursement as to the matters specified in subsections (a) through (b), inclusive, of this Section 4.13; provided, however, that CIRM may continue to make Disbursements in its sole discretion, notwithstanding the failure of Loan Recipient to satisfy one or more of the conditions set forth above and any such Disbursements so made shall not be deemed a waiver of any Event of Default or other condition set forth above that may then exist.

ARTICLE V

LOAN RECIPIENT REPRESENTATIONS AND WARRANTIES

Except as set forth in the Schedules hereto delivered by Loan Recipient and with respect to Disbursements made after the date hereof, as such schedules are updated by Loan Recipient during the term of this Agreement, Loan Recipient represents and warrants to CIRM as follows:

5.1 Due Organization and Qualification. Loan Recipient is duly organized, validly existing and in good standing under the laws of the state of its incorporation and is qualified to do business in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have either individually or in the aggregate, a Material Adverse Effect on the Loan Recipient or the rights of CIRM under this Agreement, whether individually or taken as a whole. Loan Recipient has all required power and authority to own its property, to carry on its business as presently conducted or contemplated, to enter into this Agreement, and generally to carry out the transactions contemplated hereby. The copies of Loan Recipient’s Organizational Documents provided to CIRM are correct and complete as of the date hereof. Loan Recipient is not in violation of any term of its Organizational Documents, as amended, or in violation of any term of any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to Loan Recipient or to which Loan Recipient is a party, in any case where any violation, noncompliance or default would result in a Material Adverse Effect.

5.2 Due Authorization; No Conflict. Loan Recipient is duly authorized to enter into this Agreement and the other Loan Documents, and the execution, delivery and performance thereof are valid and binding obligations of Loan Recipient enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery, and performance of the Loan Documents are within Loan Recipient’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Loan Recipient’s Organizational Documents, as amended, nor will they constitute an event of default under any material agreement by which Loan Recipient is bound. The Loan Documents will not conflict with any other material agreement or contract to which Loan Recipient is a party and will not violate any law, regulation or order by which Loan Recipient is bound, nor is Loan Recipient in default under any material agreement by which it is bound, other than where any violation, noncompliance or default would not result in a Material Adverse Effect.

5.3 Name; Location of Chief Executive Office. Except as disclosed in Schedule 5.3, Loan Recipient has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Loan Recipient is located at the address indicated on the signature page hereof.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

5.4 Compliance with Laws. Loan Recipient is, and to Loan Recipient’s knowledge, all premises occupied and used by Loan Recipient are, in compliance in all material respects with all federal, state, municipal and local laws, ordinances and regulations, if any, that may in any way affect Loan Recipient’s Business, other than where a failure to comply would not result in a Material Adverse Effect.

5.5 Government Consents. Loan Recipient has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Loan Recipient’s business as currently conducted, other than where failure to do so would not result in a Material Adverse Effect.

5.6 Full Disclosure. Neither the Loan Documents nor any document, certificate, projection, statement, representation or warranty furnished to CIRM in writing by or on behalf of Loan Recipient, including but not limited to documents submitted to CIRM and its agents by Loan Recipient in response to RFA 10-05, contains any untrue statement of a material fact, and none of the Loan Documents or such other documents, certificates, projections, statements, representations or warranties omit to state a material fact necessary in order to make the statements contained herein or therein not misleading and except as disclosed in Loan Recipient’s public filings with the U.S. Securities and Exchange Commission. CIRM recognizes that the estimates, projections and forecasts provided by Loan Recipient in good faith and based upon reasonable assumptions are not to be viewed as facts, and that actual results during the period or periods covered by any such estimates, projections and forecasts may materially differ from the projected or forecasted results.

5.7 Litigation. Except as set forth on Schedule 5.7, there is no action, suit or claim at law or in equity by any third party, or before or by a governmental agency or instrumentality that is currently pending or, to the knowledge of Loan Recipient, threatened against Loan Recipient or affecting any of its properties, assets or, to the knowledge of Loan Recipient, its employees which seeks to prevent the consummation of the transactions contemplated by the Loan Documents or which if adversely decided against the Loan Recipient would have a Material Adverse Effect.

5.8 Bankruptcy. Loan Recipient: (i) does not intend to file a voluntary petition for relief pursuant to 11 U.S.C. § 101 et seq. – Title 11 of the United States Code (the “Bankruptcy Code”); (ii) does not have any knowledge of any circumstance that may result in the filing of a voluntary petition for relief pursuant to the Bankruptcy Code; and (iii) does not have any notice of any creditor’s intention to file an involuntary petition for relief pursuant to the Bankruptcy Code.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

5.9 Sufficient Assets.

In the good faith estimate of Loan Recipient, the aggregate value of all of the assets of Loan Recipient, at a fair valuation, is equal to or greater than the total amount of Loan Recipient’s currently existing balance sheet liabilities (excluding the Loan, warrant liabilities, and Permitted Indebtedness). The “fair valuation” of Loan Recipient’s assets shall be determined on the basis of that amount which may be realized within a reasonable time, in any manner through realization of the value of, or dispositions of, such assets at fair market value (i.e., the amount which could be obtained for the properties in question within such period by a capable and diligent business person from an interested buyer who is willing to purchase under ordinary selling conditions). Loan Recipient is able to pay its debts as they become due in the ordinary course of business for the next [****] months.

5.10 Title to Properties. Except as set forth on Schedule 5.10, Loan Recipient has good and marketable title in fee simple to such of its fixed assets as are real property, and good and merchantable title to all of its other properties and assets used in the conduct of the Business by Loan Recipient, free and clear of mortgages, security interests, pledges, charges, liens, restrictions or encumbrances except for Permitted Liens or as disclosed in writing to CIRM. To Loan Recipient’s knowledge, all machinery and equipment included in such properties described in the previous sentence is in good condition and repair, ordinary wear and tear excepted, and all leases of real or personal property used in the conduct of the Business by Loan Recipient to which Loan Recipient is a party are fully effective and afford Loan Recipient peaceful and undisturbed possession of the subject matter of such leases.

5.11 Indebtedness. Loan Recipient has no outstanding Indebtedness, except for Permitted Indebtedness or as previously disclosed to CIRM in writing.

5.12 Tax Matters. Loan Recipient has filed all foreign, federal, state, and local income, excise or franchise tax returns, real estate, and personal property tax returns, sales and use tax returns, and other tax returns required to be filed by it (and such returns are true and correct in all material respects) and has paid all taxes owed by it, except taxes which have not yet accrued or otherwise become due or for which adequate provision has been made in the pertinent financial statements. All taxes and other assessments and levies which Loan Recipient is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities, except where the failure to pay would not have a Material Adverse Effect. With regard to the income tax returns of Loan Recipient, Loan Recipient has not received notice of any audit or of any purported deficiencies from any taxing authority, and no controversy with respect to taxes of any type is pending or, to the knowledge of Loan Recipient, threatened, unless, after the date hereof, such notice or controversy is disclosed to CIRM in writing.

5.13 Contracts and Commitments. Loan Recipient is not in default under any contract, obligation or commitment, where such default would have a Material Adverse Effect. To the knowledge of Loan Recipient, there is no state of facts which upon notice or lapse of time or both would constitute such a default, nor would the execution, issuance and delivery of this Agreement, or the consummation of any transaction contemplated hereby, constitute such a default, where such default would have a Material Adverse Effect.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

5.14 Proprietary Rights; Employee Restrictions.

(a) All Intellectual Property Rights created or generated by any employee or officer of Loan Recipient in the course of their performance of the CIRM-Funded Project for Loan Recipient have been assigned to Loan Recipient. Except as disclosed in Schedule 5.14, Loan Recipient has not received communications from any Third Party alleging that the currently contemplated activities or products related to the Business infringe on any Intellectual Property Rights of any such third Person, nor have any of the Intellectual Property Rights necessary to the conduct of the Business been subject to U.S. Patent Office interference proceedings, a re-examination, or any other proceeding challenging Loan Recipient’s patent rights related to the Business. Loan Recipient has taken commercially reasonable measures to protect and preserve the security, confidentiality (except and to the extent where disclosure is required by law or such information is already in the public domain) and value of its Intellectual Property Rights, including its trade secrets and other confidential information. For the purposes of this Agreement, “Intellectual Property Rights” shall mean any and all rights in patents, patent applications, copyrights, copyright applications, licenses, databases, computer programs and other computer software user interfaces, know-how, test data and results not disclosed to regulators, financial and cost information and data, trade secrets, trademarks, trademark applications, service marks, service mark applications, trade names, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing.

(b) All employees of Loan Recipient have entered into non-disclosure and assignment of invention agreements for the benefit of Loan Recipient.

5.15 Regulatory Compliance. Loan Recipient is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940. Loan Recipient is not engaged as one of its activities in extending credit for margin stock (under Regulations G, T and U of the Federal Reserve Board of Governors). To Loan Recipient’s knowledge based on due inquiry, Loan Recipient is in compliance with the Federal Fair Labor Standards Act. Loan Recipient’s properties or assets have not been used by Loan Recipient or, to Loan Recipient’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than minimal amounts legally in the ordinary course of Loan Recipient’s business. Loan Recipient has delivered to CIRM, and at all times will deliver to CIRM promptly after delivery or receipt, copies of all investigations relating to hazardous substances at any facilities housing any element(s) of the CIRM-Funded Project, and any conclusions thereof.

5.16 Sophistication of Loan Recipient. Loan Recipient, by reason of its business and financial experience, has the capacity to protect its own interests in connection with the transactions contemplated hereby and by the other Loan Documents.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

ARTICLE VI

CIRM REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Due Authorization; No Conflict. CIRM hereby represents and warrants that it is duly authorized to enter into this Agreement and that the execution, delivery and performance thereof will not conflict with any other agreement or contract to which it is a party and will not, to the best of its knowledge, violate any law, regulation or order by which it is bound.

6.2 Enforceability. This Agreement has been duly executed and delivered by CIRM and constitutes a valid and binding obligation of CIRM, enforceable against CIRM in accordance with its terms, subject only to the effect, if any, of (i) laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.3 Sophistication of CIRM. CIRM, by reason of its business and financial experience, has the capacity to protect its own interests in connection with the transactions contemplated hereby and by the other Loan Documents.

6.4 Subordination by CIRM. CIRM agrees from time to time to consider requests by Loan Recipient for CIRM to subordinate the Indebtedness of Loan Recipient hereunder to other Permitted Indebtedness of Loan Recipient, but CIRM’s agreement or refusal to any such subordination and any terms thereof shall be in its sole discretion.

ARTICLE VII

COVENANTS

7.1 Information and Access Covenants. During such time as any Loan Balance remains outstanding, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 10.3 hereof, Loan Recipient shall:

(a) deliver to CIRM, as soon as practicable, but in any event by the end of February of each fiscal year (or within 60 days of the end of the fiscal year, if the end of the Loan Recipient’s fiscal year is other than December 31st), an updated budget for the Business for such fiscal year;

(b) deliver to CIRM such other information relating to the financial condition, business or corporate affairs related to the Business of Loan Recipient as CIRM may from time to time reasonably request;

(c) at the reasonable request (including with respect to the number of such requests, the date, and the location) of CIRM, provide CIRM Representatives reasonable access, at reasonable and mutually acceptable times during normal business hours to all of the properties, books, contracts, documents, insurance policies, records and personnel (including officers) of or with respect to the Business of Loan Recipient and shall furnish to CIRM Representatives such information related to the Business as they may from time to time reasonably request; and

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

(d) deliver to CIRM reports detailing scientific progress and activities regarding the Business as specified in the Notice of Loan Award.

7.2 Indemnification. Loan Recipient shall indemnify, defend and hold harmless CIRM, the State of California, and their respective agents, officers and employees (“CIRM Indemnitees”) against any and all liabilities, losses, damages, claims, penalties, costs or expenses, interest, awards, judgments and penalties brought by or awarded to any Third Party which any of them may sustain, incur or be required to pay (howsoever they may occur), including, without limitation, reasonable attorneys’ and consultants’ fees (“Losses”), resulting from, arising out of, or in connection with: (i) Loan Recipient’s execution, delivery and performance of Loan Recipient’s obligations under the Loan Documents; (ii) the operation of Loan Recipient’s Business; (iii) any material breach by Loan Recipient of any representation or warranty or covenant under the Loan Documents; (iv) any CIRM-Funded Invention, as defined in Cal. Code Regs., tit. 17, §100601(c); or (v) the performance of the CIRM-Funded Project by Loan Recipient; provided that Loan Recipient shall not be required to indemnify the CIRM Indemnitees to the extent any such Losses are caused by (a) such CIRM Indemnitees’ gross negligence or willful misconduct, (b) a breach of CIRM’s obligations under this Agreement or any other Loan Document or (c) a breach of any of CIRM’s representations and warranties made in this Agreement or any other Loan Document. Loan Recipient’s indemnity obligations under this paragraph are in addition to Loan Recipient’s indemnity obligations under the Loan Administration Policy. Loan Recipient’s agreement to indemnify, defend and hold the CIRM Indemnitees harmless as provided above is conditioned on the CIRM Indemnitee (i) providing prompt written notice to Loan Recipient of any potential or actual Losses within thirty (30) days after the CIRM Indemnitee has knowledge of such potential or actual Losses, provided that failure to provide notice within thirty (30) days shall not excuse Loan Recipient obligation under this section unless such delay actually prejudiced the defense of the claim; (ii) permitting the Loan Recipient to assume full responsibility to investigate, prepare for and defend against any such Losses, provided that the selection of counsel is reasonably satisfactory to CIRM; (iii) assisting the Loan Recipient, at the Loan Recipient’s reasonable expense, in the investigation of, preparation for and defense against any claim, demand or action relating to such Losses; and (iv) not compromising or settling any claim, demand or action in respect of such Losses without the Loan Recipient’s written consent not to be unreasonably withheld, preconditioned or delayed.

7.3 Required Insurance. During the term of this Agreement, Loan Recipient shall procure and maintain at its expense insurance customary for companies similarly situated with Loan Recipient and protecting Loan Recipient and CIRM (including naming CIRM as an additional insured and loss payee on such policies) against all claims, losses or expenses resulting from alleged, adjudicated or statutory liability for injury to Persons or damage to property arising out of or in connection with any CIRM-Funded Invention, as defined in Cal. Code Regs., tit. 17, §100601(c), and the performance of the CIRM-Funded Project by Loan Recipient.

7.4 Maintenance of Business. Loan Recipient shall preserve and maintain its existence. [****].

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

7.5 Maintenance of Properties. Loan Recipient shall make commercially reasonable efforts to maintain, preserve and keep its property, plant and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all necessary and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, other than where failure to do so would not result in a Material Adverse Effect.

7.6 Taxes and Assessments. Loan Recipient shall duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

7.7 No Guaranties. During such time as any Loan Balance remains outstanding, except to the extent compliance in any case or cases is waived in writing pursuant to Section 10.3 hereof, and other than any liabilities or guarantees in connection with credit support provided in connection with (A) Permitted Indebtedness or (B) any investment permitted under subsections (f), (g) and (h) of Section 7.9, Loan Recipient shall not become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person exceeding [****] individually or in the aggregate, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another.

7.8 Liens. During such time as any Loan Balance remains outstanding, except to the extent compliance in any case or cases is waived in writing pursuant to Section 10.3 hereof, Loan Recipient shall not create, incur or permit to exist any Lien of any kind on any Property owned by Loan Recipient; provided, however, that the foregoing shall not apply to nor operate to prevent the following “Permitted Liens”:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising from ERISA), good faith cash deposits in connection with tenders, contracts or leases to which Loan Recipient is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefore;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) judgment Liens and judicial attachment Liens not constituting an Event of Default under Section 8.2(b) hereof and the pledge of assets for the purpose of securing an

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of Loan Recipient secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of [****] at any one time outstanding;

(d) Liens on equipment of Loan Recipient created solely for the purpose of securing indebtedness incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of Loan Recipient other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(e) Liens arising out of Indebtedness (other than the Loan itself) incurred by Loan Recipient solely to fund the cost and expenses of the CIRM-Funded Project;

(f) Liens disclosed in Schedule 7.8(f), including the amounts thereof;

(g) Liens for taxes, fees, assessments or other governmental charges or levies that either are not delinquent or are being contested in good faith by appropriate proceedings;

(h) Liens securing Permitted Indebtedness;

(i) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in subsections (d), (e), (f) or (h); provided that any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase;

(j) Leases, subleases, licenses, sublicenses, options, rights of first refusal, rights to negotiate and the like granted to third parties in the ordinary course of Loan Recipient’s business, provided that the foregoing do not, individually or in the aggregate, have a Material Adverse Effect; and

(k) Liens arising from the rights of a licensor or grantor under the terms and conditions of a license, option or other right granted to or by Loan Recipient, provided that any such Lien does not encumber the Business.

7.9 Investments, Acquisitions, Loans and Advances. During such time as any Loan Balance remains outstanding, except to the extent compliance in any case or cases is waived in writing pursuant to Section 10.3 hereof, Loan Recipient shall not, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America; investments in direct obligations of the State of California whose obligations constitute full faith and credit obligations of the State of California;

(b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P;

(c) investments in certificates of deposit issued by any United States commercial bank having capital and surplus of not less than $100,000,000;

(d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c) and (d) above;

(f) investments existing on the date of this Agreement in its Subsidiaries and Affiliates;

(g) the purchase of securities or acquisition of assets in connection with strategic transactions involving Loan Recipient and other Persons, including without limitation (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; or

(h) any acquisition by Loan Recipient of the assets or securities of a Person or division thereof for the purpose of acquiring intellectual property or other assets.

7.10 Dividends and Certain Other Restricted Payments. During such time as any Loan Balance remains outstanding, except to the extent compliance in any case or cases is waived in writing pursuant to Section 10.3 hereof, Loan Recipient will not (a) declare or pay any cash dividends or cash distributions, on any stock or other equity interests of Loan Recipient or (b) directly or indirectly, through any Subsidiary or otherwise, purchase, redeem or retire any of its stock or other equity interests or make any other payment or distribution, either directly or indirectly, through any Subsidiary or otherwise, in respect of its stock or other equity interests, other than (i) the repurchase of stock or other equity interests in the ordinary course of business of employees which leave the employ of Loan Recipient, (ii) the repurchase of stock or other equity interests pursuant to agreements which permit Loan Recipient to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of an employee’s, officer’s, director’s or consultant’s services to the Company or (iii) the repurchase by Loan Recipient from one or more former employees, officers, directors or consultants of its equity securities during the Loan Period, provided that the aggregate repurchase price for all repurchases pursuant to this clause (iii) does not exceed [****] per year.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

7.11 ERISA. Loan Recipient shall promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. Loan Recipient shall promptly notify CIRM of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by Loan Recipient of any material liability, fine or penalty, or any material increase in the contingent liability of Loan Recipient with respect to any post-retirement Welfare Plan benefit. All terms used in this Section 7.11 and not defined shall have the meaning given to them under ERISA.

7.12 Compliance with Laws. Loan Recipient shall comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or Business operations, except where any such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property, other than a Permitted Lien.

7.13 Diligent Conduct of Business. [****], Loan Recipient shall conduct the Business in a commercially reasonable and diligent manner [****].

7.14 Use of Proceeds. The Loan Recipient shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 4.2 hereof.

7.15 Diligence. The Loan Recipient shall use commercially reasonable efforts to perform the CIRM-Funded Project within the time frame specified in the Notice of Loan Award.

7.16 Notification. If Loan Recipient becomes aware of any matters that could reasonably be expected to have a Material Adverse Effect pursuant to any review, examination, proceeding or correspondence, suits or actions related to Loan Recipient’s intellectual property necessary to the CIRM-Funded Project, Loan Recipient shall promptly notify CIRM in writing.

ARTICLE VIII

TERMINATION

8.1 Termination.

(a) Subject to the notice and cure provisions contained in Section 4.4 above, CIRM may terminate this Agreement pursuant to Article V, Section J of the Grants Administration Policies, or Article V, Section J of the Loan Administration Policy.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

(b) CIRM may terminate this Agreement at any time after a material breach of any term of the Loan Documents by Loan Recipient that is not cured within thirty (30) days of the date that CIRM provides notice of such breach to Loan Recipient.

(c) CIRM may terminate this Agreement if any of the representations and warranties made herein by Loan Recipient were not true and correct in all material respects at the time they were made or deemed to be made under Section 4.13 at the time of each Disbursement when they are reaffirmed.

(d) CIRM may terminate this Agreement if any of the Events of Default in Section 8.2 occur and are continuing.

(e) Subject to the notice and cure provisions contained in Section 4.4 above, CIRM may terminate this Agreement based on CIRM’s determination, in its reasonable, but sole discretion, that Loan Recipient has failed to meet a Financial Milestone.

(f) Subject to the notice and cure provisions contained in Section 4.4 above, CIRM may terminate this Agreement based on CIRM’s determination, in its reasonable, but sole discretion, that a No Go Milestone has occurred.

8.2 Events of Default and Remedies. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) Loan Recipient fails to pay within five (5) business days of the day when due all or any part of the principal of or interest on any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement), any accrued interest or any fee or other obligation payable hereunder or under any other Loan Document;

(b) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, entered or filed against Loan Recipient or against any of its Property, in an aggregate amount in excess of [****] (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 45 days;

(c) Loan Recipient, or any member of its Controlled Group, fails to pay when due an amount or amounts aggregating in excess of [****] which it shall have become liable to pay to the PBCG or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of [****] (collectively, a “Material Plan”) is filed under Title IV of ERISA by Loan Recipient, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing, or the PBGC institutes proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding is instituted by a fiduciary of any Material Plan against Loan Recipient, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 45 days thereafter; or a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

(d) dissolution or termination of the existence of Loan Recipient, unless Loan Recipient has previously transferred the Loan to a new Loan Recipient pursuant to Article V, Section D of the Loan Administration Policy;

(e) Loan Recipient has had (i) entered involuntarily against it a final order for relief under the United States Bankruptcy Code, as amended, (ii) does not pay, or admits in writing its inability to pay, its debts generally as they become due, (iii) makes an assignment for the benefit of creditors, (iv) applies for, seeks, consents to or acquiesces in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institutes any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) takes any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fails to contest in good faith any appointment or proceeding described in Section 8.2(f) hereof; or

(f) a custodian, receiver, trustee, examiner, liquidator or similar official is appointed for Loan Recipient, or any substantial part of any of its Property, or a proceeding described in Section 8.2(e)(v) shall be instituted against any of Loan Recipient, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 90 days.

(g) if, at any time during the Project Period, Loan Recipient’s common stock ceases to be listed on The Nasdaq Stock Market or any other national securities exchange or quoted on an automated quotation system unless the Loan Recipient has demonstrated to CIRM’s satisfaction that, at the time, it has cash and cash equivalents sufficient to fund its operations for at least the next 24 months.

(h) [****].

8.3 Termination Requiring Repayment at End of Loan Period. When CIRM, at CIRM’s election, has terminated this Agreement for any reason (other than pursuant to subsections (d), (e), (f) or (h) of Section 8.2 or subsection (f) of Section 8.1 of this Agreement), (a) the remaining commitments of CIRM to make Disbursements of the Loan and all other obligations of CIRM hereunder on the date stated in such notice (which may be the date thereof) shall terminate, and (b) the principal of and the accrued interest on all outstanding Loans shall be due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind, at the end of the Loan Period. In the event that CIRM terminates the Loan pursuant to Section 8.1(f), the remaining commitments of CIRM to make Disbursements of the Loan and all other obligations of CIRM hereunder on the date stated in such notice (which may be the date thereof) shall cease, and Loan Recipient shall have no obligation to repay the Loan Balance.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

8.4 Termination Requiring Immediate Repayment. When any Event of Default described in subsections (d), (e), (f), or (h) of Section 8.2 of this Agreement has occurred and is continuing, or when Loan Recipient has materially breached the Loan Administration Policy, then this Agreement shall automatically, and without the necessity of any further action, terminate and all outstanding Loans and interest thereon shall immediately become due and payable together with all other amounts payable under the Loan Documents, without presentment, demand, protest or notice of any kind, unless the repayment obligation is extended by CIRM, and the obligation of CIRM to make further Disbursements of the Loan or extend further credit pursuant to any of the terms hereof shall immediately terminate.

ARTICLE IX

COMPLIANCE WITH CERTAIN LAWS

9.1 Nondiscrimination. Loan Recipient shall not unlawfully discriminate against any qualified employee or applicant for employment, or deny services to any individual because of race, color, national origin, ancestry, age, sex, religion, physical or mental handicap, or sexual orientation. Loan Recipient agrees to comply with all applicable Federal and State statutes, rules and regulations prohibiting discrimination in employment.

9.2 Lobbying. Without limiting the provisions of Section 4.2 of this Agreement, no funds disbursed hereunder shall be used for any activities to influence any matter pending before the California Legislature or the U.S. Congress, or for any election campaign.

9.3 Audit. In addition to the provisions of Section 7.1(c) hereof, during the term of this Agreement, CIRM will have the right to audit, during mutually acceptable business hours and a reasonable number of times per year, Loan Recipient’s records to confirm the use of the Loan proceeds and the Direct Research Funding Costs. In addition, Loan Recipient shall maintain books, records, and other compilations of data made under this Agreement to the extent and in such detail as shall properly substantiate use of the Loan for the purposes allowed under Section 4.2. Loan Recipient shall maintain all such records for a period of not less than five (5) years, starting on the earlier of (a) first day after final payment under this Agreement or (b) repayment of the entire accrued balance of the Loan. If any litigation, claim, negotiation, audit or other action involving the records is commenced prior to the expiration of the applicable retention period, all records shall be retained until completion of such action and resolution of all issues resulting therefrom, or until the end of the applicable retention period, whichever is later. CIRM or the State of California or any of their duly authorized representatives shall have the right, at reasonable times and upon reasonable notice, to examine and copy at reasonable expense, the books, records, and other compilations of data of Loan Recipient which pertain to the provisions and requirements of this Agreement. Such access shall include on site audits and review and copying of records.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

ARTICLE X

GENERAL CLAUSES

10.1 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, for the avoidance of doubt, any agency or department of the State of California which may succeed CIRM or assume CIRM’s obligations) and assigns (including, without limitation, by sale or transfer of all or substantially all assets, merger or consolidation), provided, however, that neither this Agreement nor any rights hereunder may be assigned by either party without the other party’s prior written consent, which consent shall not be unreasonably withheld. Both parties shall use their commercially reasonable efforts to consider and respond to other’s request for consent within ten (10) business days of any such request.

10.2 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflicts of law or choice of law provisions. Jurisdiction shall lie in the State of California. All disputes, controversies, claims, actions and similar proceedings arising with respect to the Loan or any related agreement or transaction shall be brought in the Superior Court of San Francisco County, California and Loan Recipient consents to the exclusive personal jurisdiction of such court.

10.3 Waivers. All conditions, covenants, duties and obligations contained in this Agreement can be waived only by written agreement. Forbearance or indulgence in any form or manner by a party shall not be construed as a waiver, nor in any way limit the remedies available to that party.

10.4 Amendments. All conditions, covenants, duties and obligations contained in this Agreement may be amended only through a written amendment signed by Loan Recipient and CIRM, except as otherwise specified herein.

10.5 Publicity. Loan Recipient shall, unless prohibited by law or regulation, notify CIRM’s Senior Vice President of Research and Development and Senior Director of Communications and Patient Advocacy Outreach at least one calendar day before issuing any press release that refers to the CIRM-Funded Project. Any press release or research paper by Loan Recipient in which CIRM is concerned or discussed shall include the following statement or a substantially similar one:

StemCells, Inc.’s development of a neural stem cell treatment for Alzheimer’s disease is funded in part through the support of the California Institute of Regenerative Medicine.

Loan Recipient shall use commercially reasonable efforts to recognize CIRM’s support in any media interview in which the CIRM-Funded Project is discussed. Loan Recipient will not represent that positions taken or advanced by Loan Recipient represent the opinion or position of CIRM or the State of California.

Loan Recipient agrees to work with CIRM to establish a communications protocol to ensure that accurate information, including, without limitation, any adverse event involving a clinical trial subject, relating to the CIRM-Funded Project is provided to stakeholders in a timely matter.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

10.6 Survival. All covenants, representations and warranties contained herein shall survive the execution and delivery of this Agreement and all covenants contained herein shall survive until all of the obligations hereunder are fully and finally discharged or earlier waived or terminated (provided that the provisions of Sections 9.3 and 10.6 shall survive as specifically stated therein and Sections 7.2, 10.1, 10.2, 10.3, and 10.4 shall survive indefinitely except as provided in the following sentence). The obligations of Loan Recipient to indemnify CIRM with respect to the expenses, damages, losses, costs and liabilities described in Section 7.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against CIRM have run. In addition, CIRM’s rights of audit and inspection pursuant to Section 9.3 shall survive until the obligations thereunder are fully and finally discharged or earlier waived or terminated

10.7 Notice. All communications to CIRM shall be mailed or delivered to the following address, or sent by facsimile to the following number with written confirmation of receipt:

California Institute for Regenerative Medicine

Attn: #######, Grants Management Officer

210 King Street

San Francisco, CA 94107

FAX:   (415) 396-####

TEL:    (415) 396-####

All communications to Loan Recipient shall be mailed or delivered to the following address, or sent by facsimile to the following number with confirmation of receipt by voice:

StemCells, Inc.

7707 Gateway Blvd.,

Suite 140

Newark, CA 94560

Attn:   EVP, Research & Development

Telephone:      (510) 456-####

Facsimile:       (510) 456-####

With a copy, which shall not constitute notice, to Loan Recipient’s General Counsel at the same address

The parties may change the address at which they are to receive notices in writing.

10.8 Additional Funding. Loan Recipient acknowledges that (a) CIRM has not made any oral or written commitment or otherwise agreed to provide funding with respect to the CIRM-Funded Project other than the Loan; (b) in no way is Loan Recipient relying on this Agreement or any other statement, oral or written, to provide any expectation of additional funding by CIRM; and (c) any future agreement between CIRM and Loan Recipient shall be in writing and executed by duly authorized representatives of CIRM and Loan Recipient.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

10.9 No Waiver, Cumulative Remedies. No delay or failure on the part of either Party in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the parties are cumulative to, and not exclusive of, any rights or remedies which either party would otherwise have.

10.10 Headings and Captions. Section headings and captions used in this Agreement are for reference only and shall not affect the construction of this Agreement.

10.11 Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Loan Recipient has one or more Subsidiaries. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY LOAN DOCUMENT.

10.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

10.13 Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, or decision of any government authority. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their overall effects on the CIRM-Funded Project and/or the Business are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. If such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

10.14 Confidentiality. As a public entity, CIRM is subject to the California Public Records Act and thus documents and other materials made or received by its employees are subject to public disclosure, unless an exception applies. To the extent permitted by applicable law, for a period of five (5) years after expiration or termination of the Loan Period, CIRM shall maintain in confidence and trust any confidential or proprietary information provided by Loan Recipient to CIRM prior to or during the Loan Period, using the same level of care employed by CIRM with respect to its own confidential and proprietary information. If Loan Recipient submits confidential or proprietary information to CIRM, it shall label the material “confidential”. CIRM shall provide notice to Loan Recipient if it receives a Public Records Act

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

Request for a document or documents that Loan Recipient has labeled “confidential,” In which case Loan Recipient will provide CIRM, upon its request, a brief explanation of the reason the information is confidential or proprietary under Health and Safety Code section 125290.30(g)(2) or otherwise.

10.15 Third Party Beneficiaries. The provisions set forth in this Agreement are for the sole benefit of the parties hereto and their successors and assignees, and they will not be construed as conferring any rights on any other Persons.

10.16 Integration. This Agreement and the other Loan Documents, including any document incorporated by reference and any exhibits and schedules attached hereto, is the entire agreement between the parties with respect to the Loan and supersedes all prior and contemporaneous negotiations, commitments, representations, or agreements, whether written or oral, of the parties regarding this subject matter. Nothing contained herein shall be deemed or construed as requiring either party to grant to the other any rights or licenses and nothing herein is intended to create or imply any obligation to enter into any other agreement.

[signature page follows]

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed as of the date first above written.

STEMCELLS, INC.

By:	/s/ Martin M. McGlynn
Name:	Martin M. McGlynn
Title:	President & Chief Executive Officer

Address:	StemCells, Inc.
7707 Gateway Blvd., Suite 140
Newark, CA 94560

CALIFORNIA INSTITUTE FOR
REGENERATIVE MEDICINE

By:	/s/ Elona Baum, Esq.
Name:	Elona Baum, Esq.
Title:	General Counsel & VP Business Development

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

EXHIBITS

Exhibit A

FINANCIAL MILESTONES

At least one month prior to each Disbursement Date, Loan Recipient will demonstrate to CIRM’s reasonable but sole satisfaction that Loan Recipient has funds available, either in the form of cash, cash equivalents or securities listed on an automated quotation system which have no resale restrictions under federal or other applicable securities laws, [****], as demonstrated by Loan Recipient’s submission of its most recent budget forecasts and other financial information reasonably requested by CIRM (provided, however, that Loan Recipient may exclude from the foregoing costs and expenses on any date all principal payments to be made on Permitted Indebtedness which matures in the four-year period following such date).

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

Exhibit B

Loan Administration Policy

(Approved by Office of Administrative Law effective August 29, 2012)

CIRM Loan Administration Policy

(Rev. May 2012)

Preface

The California Institute for Regenerative Medicine (CIRM) issues Requests for Applications for research grants, inviting applications from non-profit and for-profit organizations. Beginning in early 2009, CIRM supplemented its grant funding by offering research loans to for-profit organizations. This policy covers the procedures that apply to research loans.

The Independent Citizen’s Oversight Committee (ICOC), CIRM’s governing board, has adopted the CIRM Grants Administration Policy for Academic and Non-Profit Institutions (Non-Profit GAP). The Non-Profit GAP applies generally to grant funding of scientific and medical research. The ICOC has also adopted the CIRM Grants Administration Policy for For-Profit Organizations (For-Profit GAP), which is applicable to for-profit organizations that apply for or receive CIRM funding through grants. The For-Profit GAP largely incorporates the Non-Profit GAP. Where differences between for-profit and non-profit organizations warrant different treatment, the For-Profit GAP provides the modified policies that apply to for-profit applicants and grant recipients.

This Loan Administration Policy (LAP) takes a similar approach, working from the Non-Profit GAP and setting out the modified policies that apply to CIRM loan funding of for-profit organizations. Note that this LAP does not incorporate the For-Profit GAP, which continues to apply to for-profit organizations to the extent that CIRM funds them through grants.

Purpose

Proposition 71 requires CIRM to balance the benefit of receiving revenues for the state of California from inventions made in whole or in part from CIRM funding with the need to ensure that essential research is not unreasonably hindered by CIRM regulations. The LAP regulations strike that balance by ensuring that our awardees and future investors are allowed and incentivized to determine how best to exploit new technologies, while simultaneously ensuring that CIRM receives a fair return on its investment. This balance is based on two important principles: 1) The greatest economic return to the state’s general fund and its citizens will result from the discovery and successful commercialization of therapies and cures; and 2) The involvement of the private sector is an essential element in developing a therapy or cure. In reaching this balance CIRM recognizes that it is critical to the success of its mission that CIRM accept significant risk both scientifically and financially. Accordingly, this may result in funding companies that would not likely qualify for a commercially available loan and/or funding cutting-edge science with unknown prospects for success.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

Payments to CIRM based on loans will recirculate back to CIRM and thereby provide an opportunity for CIRM to provide continued funding of stem cell research in the future. However, given the risky nature and long time horizon for development of new therapeutics, such benefits will likely be many years in the future. Hence, in recognition of the principles set forth above, the loan regulations are intended to provide a reasonable basis for a return should commercially successful products result from CIRM-funded research, without creating economic or structural disincentives for the clinical development and successful commercialization of new stem cell therapies and cures.

I.	INCORPORATION BY REFERENCE

The Non-Profit GAP and all appendices, as they may be amended from time to time, are hereby made applicable to for-profit organizations that apply for or receive CIRM loans, to the extent that they do not conflict with the policies stated herein. Where differences between grants and loans warrant different treatment, this LAP provides the modified sections that apply to loans. All other provisions of the Non-Profit GAP apply to loans. When Non-Profit GAP provisions are applied to loans, “Loan” replaces “Grant” and “Loan Recipient” replaces “Grantee.”

The loan administration policy statement may be updated periodically by CIRM. Any new or amended regulations adopted by the ICOC will be applied only to loans awarded after the amendments are adopted, unless CIRM and the Loan Recipient agree otherwise. All revisions to the LAP will be posted on the CIRM website (http://www.cirm.ca.gov).

CIRM’s right to enforce the provisions of this LAP shall survive the end of the term of the loan, and should CIRM no longer exist, those rights may be enforced by the State of California.

C. Defined terms

The following definitions supplement the definitions provided in the Non-Profit GAP. Capitalized terms that are not defined have the meanings set forth in the Non-Profit GAP and Intellectual Property and Revenue Sharing Requirements for Non-Profit and For-Profit Grantees.

Accrued Interest	Interest owed on the Loan.

Change of Control	A sale, merger, transfer, consolidation, exchange or other disposition (whether of assets, stock or otherwise) of a majority or controlling ownership position.

Borrower	A For-Profit Organization that is responsible for repayment of a Loan. The Borrower may or may not be the Loan Recipient.

CIRM-funded Project	The research project described in the Notice of Loan Award

Company-Backed Loan	A loan which the Loan Recipient organization is obligated to repay, notwithstanding the success (or lack thereof) of the CIRM-funded project.

Earned Interest	Interest that a Loan Recipient earns on unspent funds that it has received from CIRM.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

Loan	A funding mechanism with repayment provisions providing money and/or property to an eligible entity to assist the Loan Recipient in carrying out an approved project or activity. Loans may be Company-Backed or Product- Backed.

Loan Amount	The total amount of the Loan award as set forth in the Notice of Loan Award.

Loan Balance	Amount determined by adding (1) the amount CIRM has distributed to the Loan Recipient pursuant to the Loan, and (2) Accrued Interest to date, and subtracting (3) any prepayment of the Loan.

Loan Period	The time between the date of CIRM’s first release of funds pursuant to the Notice of Loan Award and the date when the loan must be repaid. This repayment deadline is different from the end of the research project – see “Project Period.”

Loan Recipient	An Organization that is the Recipient of a Loan and that is legally responsible and accountable for the use of the funds provided and for the performance of the CIRM-funded Project or Activity. The Loan Recipient is the entire legal entity even if a particular component is designated in the NLA. The Loan Recipient may or may not be the Borrower.

Net Commercial Revenue

Income from the sale or transfer of a Drug, product(s), service(s), CIRM-Funded Inventions or CIRM-Funded Technologies employing or resulting in whole or in part from a CIRM-Funded Project. Net Commercial Revenue excludes the following (as they pertain to the making, using or selling of products resulting from a CIRM-Funded Project):

(1) import, export, excise and sales taxes, and customs duties;

(2) costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises;

(3) credit for returns, allowances or trades; and

(4) payments received prior to commercialization pursuant to a development agreement relating to a Drug or product arising in whole or in part from CIRM-Funded Research.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

Notice of Loan Award (NLA)	The document that notifies the Loan Recipient and others that an Loan has been made, contains or references all terms and conditions of the Loan as well as the Loan Recipient’s and PI’s agreement to those terms and conditions, and documents the commitment of CIRM funds.

Product-Backed Loan	A Loan which the Loan Recipient organization is obligated to repay, subject to suspension or forgiveness of all or part of the loan based on the success of the CIRM-funded project as defined in Section VII.B.

Product Revenue	Defined below in Section VII.E.2.d.

D. Types of support

1.	CIRM may offer support in the form of Grants or Loans. Eligibility for each type of funding will be decided on a case-by-case basis prior to issuance of the Request for Applications (“RFA”). Unless otherwise determined by the Intellectual Property and Industry Subcommittee of the ICOC, based on the recommendation of the President, CIRM will not offer loans in connection with RFAs for which the ICOC has budgeted less than $3 million per award.

2.	The RFA will specify whether For-Profit Applicants are only eligible for Loans, or that they can choose between Grants and Loans. When a For-Profit Organization receives a Loan, that organization is both the Loan Recipient and the Borrower.

3.	Non-Profit Applicants may apply for Loans, but only if the Application includes a Co-PI from a For-Profit Organization that agrees to be the Borrower. The Non-Profit Applicant would be the Loan Recipient.

4.	An RFA may place other restrictions or conditions on eligibility, such as requiring the Investigational New Drug application (“IND”) holder of a CIRM Funded Project to be the Loan Recipient.

This section supplements Section I.D. of the Non-Profit GAP.

E. Roles and Responsibilities

3.	Financial Services Provider:

CIRM may engage the services of external financial services providers to perform specified functions related to the evaluation and administration of loans. Unless otherwise provided in an RFA, the Loan Recipient shall be required to cover certain or all costs incurred on CIRM’s behalf by the Financial Services Provider.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

II.	LOAN APPLICATION AND REVIEW PROCESS

A. Eligibility

1.	PI and PD Eligibility

Principal Investigators (“PI”) or Program Directors (“PD”) from For-Profit applicants and Loan Recipients must be employed primarily by the For-Profit organization (i.e., at least 50% time) at the time of the Loan and during the entire project period.

This requirement supplements the requirements of section II.A.1. of the Non-Profit GAP.

V.	PAYMENT AND USE OF FUNDS

B. Costs and Activities

1.	Allowable Project Costs and Activities

Allowable travel-related expenses include costs for transportation, lodging, subsistence, and related items incurred by key personnel on project-related business. Reimbursement for transportation expenses shall be based on the most economical mode of transportation (e.g., coach fare) and the most commonly traveled route consistent with the authorized purpose of the trip. Reimbursed lodging and subsistence expenses must be ordinary and necessary to accomplish the official business purpose of the trip. Excluding travel for clinical research or regulatory affairs, travel-related expenses shall be limited to an annual allowance of $5,000 per person per CIRM Loan.

This section supersedes paragraph 4, section V.B.1. of the Non-Profit GAP.

3.	Facilities Costs

Facilities costs cover general operating costs of the Loan Recipient’s facilities where the CIRM-Funded Project is managed and/or performed in California. A fixed rate for facilities costs to for-profits organizations will be specified on a per-RFA basis. The fixed facilities cost rate shall be no higher than the average of the Category A and B facilities costs reported per fiscal year for Academic and Non-Profit Organizations.

This section supersedes section V.B.3. of the Non-Profit GAP.

5.	Indirect Costs

Indirect costs will be up to 25 percent of allowable direct research funding costs awarded by CIRM (i.e., project costs and facilities costs), exclusive of the costs of equipment, consulting and subcontract amounts in excess of $25,000, and will be specified on a per-RFA basis.

This section supersedes section V.B.5. of the Non-Profit GAP.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

6.	Interest Earned on CIRM Funds

Loan Recipients with Company-Backed Loans are not required to account to CIRM for interest earned on funds that CIRM advanced pursuant to the Notice of Loan Award. Loan Recipients with Product-Backed Loans must reinvest and account for interest earned as provided in the Non-Profit GAP. Interest earned on CIRM funds does not increase or decrease the amount required to be repaid.

This section supersedes section V.B.6. of the Non-Profit GAP.

D. Prior Approval Requirements

5.	Relinquishment of Loan and Loan Transfer

A Loan Recipient may at any time relinquish a Loan by submitting a relinquishing statement that includes a) a statement of reasons for relinquishing the Loan; b) an estimate of the unexpended balance of any funds paid to the Loan Recipient; c) and an assurance that all unexpended funds will either be returned to CIRM, or in the case of a Loan transfer approved by CIRM’s President, such funds shall be transferred to a new Loan Recipient within 90 days of the date of relinquishment. In the case of a transfer, the relinquishing Loan Recipient may be required to transfer CIRM-funded equipment purchased with the Loan.

With prior approval, and at the request of the Loan Recipient organization, the continuation of CIRM loan activities may be transferred to a different eligible organization in California in the event that:

a.	the PI transfers organizations;

b.	the program is sold to another organization; or

c.	the CIRM Loan Recipient is acquired by another organization

The CIRM Loan Recipient must submit to CIRM a written request and justification that the prospective transferee organization has the intent and means to continue the proposed research – including access to intellectual property rights available to the original Loan Recipient. The request must be submitted at least 90 days before the proposed effective date of Loan transfer, unless the President of CIRM waives this requirement. If the initial request to transfer the Loan is approved, final approval will be contingent upon the current Loan Recipient relinquishing rights to the Loan. Furthermore, the Loan Recipient may be required to transfer to the new organization any equipment purchased under the Loan. Before the transfer can take place, the original Loan Recipient must submit to CIRM a relinquishing statement that includes an estimate of the unexpended balance of any funds paid to the Loan Recipient and an assurance that all unexpended funds will be transferred to the new Loan Recipient or returned to CIRM within 90 days of the relinquishing date.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

The transferee organization must meet the eligibility requirements for the RFA under which the Loan was made. The transferee Loan Recipient must submit to CIRM a letter that states its intention to assume responsibility for the Loan based on the approved application, including all applicable provisions of this Loan Administration Policy for For-Profit Organizations and CIRM’s intellectual property regulations, and the following items:

a.	New application face page with original signatures

b.	Detailed budget(s) for the remaining project period (including the estimated unexpended balance from the original Loan Recipient)

c.	Biographical sketches for new key personnel

d.	Other support for new key personnel

e.	Facilities and resources

f.	Public policy assurances (e.g., human subjects, animal, biohazard), where applicable.

CIRM will issue a new Notice of Loan Award (“NLA”) to the PI and the transferee Loan Recipient when all required documents have been received and the transfer has been approved by CIRM. Transfer of the Loan is effective when the NLA is signed by the PI and the Authorized Organizational Official of the transferee Loan Recipient and returned to and received by CIRM. Payment will not be issued until the Loan transfer is effective.

As part of the new NLA, the transferee Loan Recipient assumes all loan repayment obligations of the relinquishing Loan Recipient. If the request to transfer the Loan of a CIRM-funded program is not approved, CIRM may provide written notification of termination of the Loan. The Loan Recipient will be required to submit a final report on the project and a final financial report within 90 days of the effective date of Award termination. All unexpended funds as of 30 days of the date of Award termination must be returned to CIRM within 120 days of termination of the Award.

This section supersedes section V.D.5. of the Non-Profit GAP.

H. Reporting Requirements

3.	Other Reports

During the Loan Period, Loan Recipients must provide written notification to CIRM within 30 days of the occurrence of any of the post-Notice of Loan Award changes described below:

Termination of a program that is currently funded by CIRM. The Loan Recipient organization will be required to submit a final report on the project and a final financial report within 90 days after the effective date of Loan termination.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

This section supersedes section V.H.3. of the Non-Profit GAP.

5.	Reporting Related to Loan Terms

In addition to other reporting requirements, Loan Recipients and Borrowers must notify CIRM of any Change in Control. Loan Recipients and Borrowers shall also report initial public offerings and follow-on financing.

I. Project Close-Out

Close-out marks the end of the CIRM-funded Project. Project close-out has no effect on the date when Loan repayment is due. CIRM will close out a CIRM- funded Project as soon as possible after the project period end date or the end date of any authorized extension. Close-out includes timely submission of all required reports and reconciling amounts due the Loan Recipient or CIRM. CIRM may withhold funds from the Loan Recipient for future or concurrent Loans if a project close-out is pending the submission of overdue reports.

Close-out of a project does not cancel any requirements for property accountability, record retention, reporting or financial accountability. Following close-out, the Loan Recipient remains obligated to return funds due as a result of later refunds, corrections, or other transactions, and CIRM may recover amounts based on the results of an audit covering any part of the funding period. In addition, the Loan Recipient is obligated to report to CIRM after project close-out any patents filed, patents issued, licenses granted, or income received that resulted from the CIRM-Funded Project. (See CIRM’s Intellectual Property and Revenue Sharing regulations.)

This section supersedes section V.I. of the Non-Profit GAP.

J. Failure of Compliance

If the Loan Recipient or PI fails to comply with the terms and conditions of a Loan, CIRM may take any of the actions that it could take for failure of compliance with a Grant Award, as described in section V.J. of the Non-Profit GAP. If CIRM determines that the failure justifies recovery of previously awarded funds, the Loan Recipient is fully liable for that obligation, without regard to whether the Loan is Company-Backed or Product-Backed.

If a Loan Recipient is required to return funds due to failure of compliance, the returned funds will be deducted from the Loan Balance. Interest that accrued on those funds before they were returned to CIRM will not be deducted from the Loan Balance. Recovery of funds for failure of compliance does not affect CIRM’s interest in the warrants issued when those funds were released.

This section supplements section V.J. of the Non-Profit GAP.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

K. Termination of CIRM Funded Project and Loan Agreement

1. General: The Loan Agreement entered into by the Loan Recipient and CIRM will provide terms under which CIRM may terminate the Notice of Loan Award. In addition as provided in Section V.D.5, the Loan Recipient may desire to terminate the Notice of Loan Award and Loan Agreement. In the event either CIRM or the Loan Recipient seeks to terminate the Notice of Loan Award and Loan Agreement the following obligations apply:

a. All unexpended funds as of 30 days after the date of award termination must be returned to CIRM within 60 days after termination of the award.

b. All warrants owing to CIRM pursuant to this Loan Administration Policy must be delivered by Loan Recipient and are not subject to return by CIRM.

VII. LOAN TERMS

A. General Provisions

The following are guidelines for loan terms. Specific terms will be determined in each RFA by the Intellectual Property and Industry Subcommittee of the ICOC, based on the recommendation of the President, as appropriate for each RFA. If the Intellectual Property and Industry Subcommittee does not modify these guidelines for a specific RFA, the terms set forth herein shall apply to the RFA. However, the loan terms may be modified in a loan agreement provided that the Loan Recipient agrees to the modifications and the Intellectual Property and Industry Subcommittee approves them.

Funding of the loan will occur at intervals set forth in the Notice of Loan Award and only upon satisfaction of conditions set forth in the Notice of Loan Award. A delay in meeting timelines will not automatically result in acceleration or termination of the loan, but it could result in a delay or suspension in the disbursement of additional funds.

B. Company-Backed and Product-Backed Loans

CIRM will offer two types of Loans: Product-Backed Loans and Company-Backed Loans. Company-Backed Loans must be repaid to CIRM, with accrued interest, at the end of the Loan Period (unless accelerated), regardless of whether the CIRM-Funded Project results in any revenues. Repayment of a Product-Backed Loan is predicated upon the success of the product being developed. “Success” means that the Loan Recipient has obtained Net Commercial Revenue arising in whole or in part from the CIRM-Funded Project. To the extent that a Loan Recipient has obtained Net Commercial Revenue arising in whole or in part from the CIRM-Funded Project in an amount less than the Loan Balance, the Loan Recipient shall be required to repay CIRM the Loan Balance up to the amount of revenue generated. The Loan Recipient may deduct from the amount of revenue generated, reasonable third party costs (up to a maximum of 50% of such costs) incurred in seeking to bring and CIRM-Funded Inventions or CIRM-Funded Technology to practical use as required by Title 17, California Code of Regulations section 100606.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

C. Interest Rate

Unless otherwise provided in the RFA,

i.	The interest rate for a 5 year loan term shall be a per annum rate equal to the London Inter-Bank Offered Rate (“LIBOR”) for a one-year deposit in U.S. dollars, as published by the Wall Street Journal (or if the Wall Street Journal is not available, a comparable source) on the date of the first disbursement, plus two percent (2%). On the date of each subsequent disbursement, the applicable interest rate shall be a per annum rate equal to LIBOR for a one-year deposit in U.S. dollars, as published by the Wall Street Journal (or comparable source) on such date, plus two percent (2%). The rate established for each disbursement shall apply only to that disbursement and not to the amount outstanding before such disbursement. Interest shall be compounded annually on the principal amount disbursed by CIRM from the date of the applicable disbursement to Loan Recipient.

ii.

For each additional year of the Loan Term beyond the 5th year, the interest rate of the Loan shall increase from the base rate by: 1% in year 6; 2% in year 7; 3% in year 8; 4% in year 9; and 5% in year 10. Put differently, the rate shall increase 1% over the previous year, for each year the term is extended.

iii.	The interest rate shall not exceed the maximum interest rate permitted by law.

Interest shall be compounded annually, from the date on which CIRM disburses funds to the Loan Recipient.

D. Warrants

1.	Requirement

a. Company-Backed Loans: Except as provided in subpart “E” of this regulation, a Loan Recipient that is awarded a Company-Backed Loan shall provide warrants to CIRM equal to:

i.	10% of the amount of the Loan disbursed if the Loan Recipient shows a profit for previous 2 years; or

ii. 25% of the amount of the Loan disbursed if the Loan Recipient has (a) raised in prior financings since its inception three times the total amount of the loan; OR (b) has entered into a contractual arrangement (still in effect) with a biotechnology or pharmaceutical company which requires the payment of royalties or milestone payments predicated on the success of a funded project (e.g., a development agreement), regardless of whether the CIRM Funded Project is the subject matter of such agreement; or

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

iii. 50% of the amount of the Loan disbursed if the Loan Recipient has not met either of the requirements set forth above in section D.1(a)(ii).

i.v. Such warrants in aggregate will never exceed 20% of Loan Recipient’s fully diluted shares at each warrant issuance.

b. Product-Backed Loans: A Loan Recipient that is awarded a Product-Backed Loan shall provide warrants to CIRM equal to:

i)	the amount of CIRM’s contribution as a percentage of the total funds required to conduct the CIRM-Funded Project as set forth in the Notice of Loan Award during the period covered by the applicable CIRM disbursement. This allocation will be determined at the time of each loan disbursement, e.g., if CIRM’s funds represent 60% of the total project costs for the period covered by the first disbursement, the loan recipient would be required to provide CIRM with warrant coverage equal to 60% of the CIRM disbursement during the period covered by the first disbursement; if CIRM funds represent 30% of the total project costs during the period covered by the second disbursement, then CIRM would be entitled to warrant coverage equal to 30% of the CIRM disbursement for that period.

ii)	For the purposes of Section D.1(b)(i), the “total funds required to conduct the CIRM-funded Project” shall be determined as of the date of the execution of the Notice of Loan Award and shall be calculated using the indirect cost reimbursement rate specified in the Grants Administration Policy, unless CIRM agrees in writing to a revised budget and amount.

2.	Calculation:

i.	The term “fully diluted” means the sum of basic shares outstanding; all preferred stock on an as-converted basis; all in-the-money convertible debt on an as-converted basis; and all options and warrants outstanding calculated using the treasury method.

ii.	Multiple Loan Awards: The limit on total warrants owed to CIRM (e.g., 20% of Loan Recipient’s shares, fully diluted) applies to each Loan Award such that if the Loan Recipient has two loans, CIRM may hold warrants up to 40% of the Loan Recipient’s shares on a fully diluted basis.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

3.	Warrant terms

If the Borrower is publicly held, the warrant strike price will be the closing price of the Borrower’s common stock reported for the business day immediately before each CIRM disbursement of funds. For privately held Borrowers, the warrant strike price will be set at the share price from the most recent round of equity financing before each disbursement of CIRM funds. If there has been no previous round, the warrants will be floated until the next round. The warrants are transferrable, may be exercised at any time, and expire 10 years from the date on which they are issued. Warrants will be of either common or preferred stock, as elected by Borrower. Warrants due or provided to CIRM pursuant to this Subpart remain CIRM’s property regardless of the final disposition of the Loan, success of the Project or acquisition of the Loan Recipient.

E. Risk Premium Alternative to Warrants

Subject to the Sunset Provision in section VII.E.3 below, in lieu of providing warrants pursuant to Subpart D of this regulation, Loan Recipients may elect to pay CIRM, as a risk premium, a multiple of the principal amount of their loan. The risk premium payment owed is based on the achievement of certain revenue thresholds.

1. Definitions: The following definitions shall apply to terms in this Subpart E. Capitalized terms which are undefined have the same meaning set forth in CIRM’s Loan Administration Policy.

a. Risk Premium Payment means a payment due pursuant to Subparts “2.b” and “2.c” of this Subpart “E”.

b. Product Revenue: see Subpart “2.d” of this Subpart “E.”

2. Risk Premium Payment

a. Election of Risk Premium Payment in Lieu of Warrants: A Loan Recipient may elect to pay CIRM the Risk Premium Payments set forth in this Subpart “E” in lieu of providing the warrants set forth in the Loan Administration Policy.

b. Company-Backed Loans: Subject to the conditions set forth in Subpart “2.e” of this Subpart “E”, the Loan Recipient of a Company-Backed Loan shall, in addition to any other obligations it has under any CIRM loan agreement or under CIRM’s Loan Administration Policy (excluding the requirement to provide warrants), pay up to three hundred percent (300%) of the principal loan amount, payable upon the achievement of certain revenue thresholds as follows:

i. Upon generation of $300 million of Product Revenue cumulatively, Loan Recipient shall pay to CIRM an amount equal to one hundred percent (100%) of the amount of the principal of the Company Backed Loan.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

ii. Upon generation of $600 million of Product Revenue cumulatively, Loan Recipient shall pay to CIRM an amount equal to two hundred percent (200%) of the amount of the principal of the Company Backed Loan.

c. Product-Backed Loans: Subject to the conditions set forth in Subpart “2.e” of this Subpart “E”, the Loan Recipient of a Product-Backed Loan shall, in addition to any other obligations it has under any CIRM loan agreement or under CIRM’s Loan Administration Policy (excluding the requirement to provide warrants), pay up to five hundred percent (500%) of the principal loan amount, payable upon the achievement of certain revenue thresholds as follows:

i. Upon generation of $50 million of Product Revenue in a fiscal year, Loan Recipient shall pay to CIRM an amount equal to one hundred percent (100%) of the amount of the principal of the Product-Backed Loan.

ii. Upon generation of $300 million of Product Revenue cumulatively, Loan Recipient shall pay to CIRM an amount equal to two hundred percent (200%) of the amount of the principal of the Product-Backed Loan.

iii. Upon generation of $600 million of Product Revenue cumulatively, Loan Recipient shall pay to CIRM an amount equal to two hundred percent (200%) of the amount of the principal of the Product-Backed Loan.

d. Product Revenue:

i. Definition: “Product Revenue” shall include Net Commercial Revenue received by the Loan Recipient or by any joint venture or subsidiary created by Loan Recipient, and any upfront licensing fees, development milestone payments received from a product development partner, and royalties on commercial sales, which arise from or are related to development and/or commercial sale of the CIRM-Funded Research. Recognizing that CIRM-Funded Research can support multiple therapeutic indications, the Loan Agreement will set forth the specific stream of revenue that applies for purposes of this Subpart.

e. Conditions and Timing of Payment:

i. Upon achievement of the revenue thresholds described in Subparts “2.b” and “2.c” of this Subpart “E,” Loan Recipient shall pay CIRM the Risk Premium Payment quarterly in equal installments over 12 months starting in the first quarter following the achievement of such revenue threshold, provided, however, that no Risk Premium Payments shall be due prior to the end of the initial term of the Loan. Notwithstanding the foregoing, the first Risk Premium Payment due with respect to Product-Backed Loans upon generation of Product

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

Revenue of $50 million in a fiscal year shall be paid in equal quarterly installments over 18 months starting the first day of the first quarter following the achievement of the threshold.

ii. In the event that a Product-Backed Loan is forgiven, Loan Recipient shall have no obligation to make the Risk Premium Payments unless and until the Loan is reinstated.

iii. Pre-commercial revenues such as development milestone payments will trigger a Risk Premium Payment only in the event that the CIRM-Funded Project results in revenues from commercial sales and the revenue thresholds described in Subparts “2.b” (for Company-Backed Loans) and “2.c” (for Product-Backed Loans) of this Subpart “E” are satisfied.

3. Sunset Provision: This Subpart “E” (“Risk Premium Alternative to Warrants”) shall remain in effect until all loans made pursuant to RFA 11-02 CIRM Early Translational Awards III, RFA 10-05 CIRM Disease Team Therapy Development Awards, and any earlier requests for applications, have been issued unless this provision is earlier terminated or made permanent by subsequent action of the ICOC. Loans already entered into pursuant to this regulation shall be subject to these provisions, provided the Loan Recipient elected to make the risk premiums set forth in this chapter in lieu of providing warrants as set forth under Subpart “D” of this policy.

F. Loan Period

The term of CIRM loans shall be 5 years, subject to modification on an RFA by RFA basis by the Intellectual Property and Industry Subcommittee, based on the recommendation of the President. The Loan Recipient may extend the term of the loan up to a maximum term of 10 years, provided that it agrees to be bound by the provisions set forth below in Section I. A term of more than ten years shall require the approval of the Intellectual Property and Industry Subcommittee, based upon the recommendation of the President.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

G. Prepayment and Repayment at End of Loan Period

Unless the repayment obligation has been accelerated, suspended or forgiven, the Loan Balance is due and payable to CIRM on the last day of the Loan Period. A Borrower may prepay the full amount of the Loan Balance, with accumulated interest, at any time, without penalty.

H. Loan Acceleration

Subject to Section VII.H.1, in the event of any Change of Control, CIRM shall have the right but not the obligation to accelerate repayment of the Loan. This decision shall be made by the Intellectual Property and Industry Subcommittee, based on the recommendation of the President. If the proposed change of control is not a matter of public knowledge, the Intellectual Property and Industry Subcommittee shall consider the matter in closed session to protect the confidentiality of the proposal.

1. Change of Control: Notwithstanding the above, in the event of any Change in Control the Loan shall not be accelerated in the event that all of the following are satisfied:

a.	Both immediately before and immediately after such Change in Control no event of default shall have occurred and be continuing under the CIRM loan documents, and

b.	The surviving entity satisfies the following conditions:

(i)	it has executed an instrument satisfactory to CIRM assuming the obligations of the Loan Recipient; and

(ii)	it has shareholder’s equity no less than the most recently reported shareholder’s equity of the Loan Recipient, as show on pro forma financial statements for the entity.

2. Assignees: Unless the Loan Recipient agrees to acceleration of the Loan and pays all principal and interest, upon assigning CIRM-Funded Technology and/or CIRM-Funded Research arising from the CIRM-Funded Project, the assignee shall have the same obligations the Loan Recipient has under CIRM’s Intellectual Property and Revenue Sharing Requirements for Non-Profit and For-Profit Grantees (commencing with Title 17, California Code of Regulations section 100600, et seq.) in all respects except that the revenue sharing obligations of Section 100608 shall not apply to such assignee.

I. Forgiveness and Reinstatement of Product-Backed Loans

(1) A Product-Backed Loan shall be automatically forgiven in the event that all of the following have been satisfied:

(a) The Loan Recipient has complied with all reporting requirements;

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

(b) The Loan Recipient abandons the CIRM-Funded Project during or after the Loan Period, submits a declaration to this effect and does not resume work on such Project, or CIRM terminates the Project; and

(c) To the extent that the Loan Recipient obtains Net Commercial Revenue arising in whole or in part from the CIRM-Funded Project in an amount less than the amount of the loan, the Loan Recipient has repaid CIRM the Loan Balance up to the amount of revenue generated less reasonable third party costs (up to a maximum of 50% of such costs) incurred in seeking to bring and CIRM-Funded Inventions or CIRM-Funded Technology to practical use as required by Title 17, California Code of Regulations section 100606.

(2) Notwithstanding subpart (1) above, a Loan that has been forgiven will automatically be reinstated in the event that the Loan Recipient obtains revenue arising in whole or in part from the CIRM-Funded Project. If the Loan Recipient’s obligation to repay has been forgiven and if further activity results in a repayment obligation under this provision, the Product-Backed Loan Recipient must promptly notify CIRM. The Product Backed Loan will automatically be reinstated under terms that the Intellectual Property and Industry Subcommittee shall approve (which may, for example, preclude rights to extend the term), except that in no event will the interest rate be higher than the per annum rate equal to LIBOR for a one-year deposit in U.S. dollars, as published by the Wall Street Journal (or if the Wall Street Journal is not available, a comparable source) on the date of reinstatement plus 2%. The Principal and interest owed shall be reduced by any amount previously repaid to CIRM prior to forgiveness. Upon reinstatement of the Loan, the Product-Backed Loan Recipient shall be eligible for subsequent forgiveness and reinstatement in accordance with the terms of this section.

J. Conditions and Notice for Extension of Loan

A Loan Recipient may extend the term of its five-year loan according to the conditions of this Section. The Loan Recipient must provide notice of its intent to extend the loan term at least 90 days prior to end of the Loan Term. The term may be extended on a year by year basis up to 10 years in the sole discretion of Loan Recipient, subject to the absence of an event of termination by CIRM or of acceleration, and compliance with terms of Notice of Loan Award. Payment of interest Accrued for a Five (5)-year Loan will occur as follows:

A.	Years 1 -5: interest accrues, no payment due

B.	Year 6: Recipient owes 25% of unpaid, accrued interest paid out over the 6th year in 4 equal quarterly payments; remaining interest is accrued

C.	Year 7: Recipient owes 25% of unpaid, accrued interest paid out over the 7th year in 4 equal quarterly payments; remaining interest is accrued

D.	Year 8: Recipient owes 25% of unpaid, accrued interest paid out over the 8th year in 4 equal quarterly payments; remaining interest is accrued

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

E.	Year 9: Recipient owes 25% of unpaid, accrued interest paid out over the 9th year in 4 equal payments; remaining interest is accrued.

F.	Year 10: Recipient owes 25% of unpaid, accrued interest paid out over the first 3 quarters in 3 equal payments; principal and remaining unpaid accrued interest are due at end of year 10.

K. Subordination

For Product-Backed and Company-Backed loans, the President will decide on a case-by-case basis whether to subordinate to new debt.

L. Loan Application Process

1.	Documentation

Within 14 days of being notified of the ICOC’s approval of the award, the Loan Applicant shall indicate in writing to CIRM its choice of a Product-Backed or Company-Backed loan. The Loan Applicant will be required to submit financial information pursuant to CIRM’s or its agents’ request. CIRM’s Governing Board may decline to award a Loan on one or more legal or financial grounds, including but not limited to risk of attachment, bankruptcy, or insolvency.

2.	Scientific Review

Applications for a CIRM award that is in the form of a loan will be subject to the same scientific review by the Grants Working Group as a Grant application, and final determination of scientific merit by the ICOC.

3.	Financial Feasibility Review

Each applicant or Loan Recipient will provide financial and business information to evaluate the applicant’s ability to manage and repay CIRM funds. CIRM may assign each Loan applicant to a Financial Services Provider or perform such diligence internally. CIRM will deduct the costs of the financial due diligence from the indirect costs awarded to the Loan Recipient.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

Exhibit C

Opinion of Counsel

April 9, 2013

California Institute for Regenerative Medicine

210 King Street

San Francisco, CA 94107

Re:	Loan Agreement for CIRM Loan Number DR2A-05416 to StemCells, Inc.

Ladies and Gentlemen:

I am General Counsel and Corporate Secretary for StemCells, Inc., a Delaware corporation (the “Company”). This letter is in reference to the Loan Agreement dated April 9, 2013, by and between the Company and the California Institute for Regenerative Medicine (“CIRM”) that is attached as Appendix B to the Notice of Loan Award for CIRM loan number DR2A-05416 (the “Loan Agreement”). I am rendering this opinion pursuant to Section 4.12(h) of the Loan Agreement. Capitalized terms used but not defined herein have the meanings given them in the Loan Agreement.

I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter. Additionally, I have examined the Loan Agreement. Except as otherwise stated herein, as to factual matters I have, with your consent, relied upon the foregoing, and upon oral and written statements and representations of officers and other representatives of the Company and others, including the representations and warranties of CIRM. I have not independently verified such factual matters.

The opinions expressed herein are limited to matters governed by the laws of the State of California, the Delaware General Corporation Law and the federal laws of the United States of America.

On the basis of the foregoing, in reliance thereon, and with the qualifications set forth herein, I am of the opinion that:

•	The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware.

•	The Company has the requisite corporate power to own its property and assets and to conduct its business as it is currently being conducted.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

•	With your consent, based solely on certificates from public officials, the Company is qualified as a foreign corporation to do business and is in good standing in the State of California.

•	The Company has the requisite corporate power to execute, deliver and perform it obligations under the Loan Agreement.

•

The Loan Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

My opinions are subject to:

a.	the effects of bankruptcy, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors generally;

b.	the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing and the discretion of the court before which a proceeding is brought;

c.	the invalidity or limitation under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of or contribution to a party with respect to a liability where such is contrary to or limited by public policy or statutory grounds; and

d.	I express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of broadly or vaguely stated rights; (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy, and I call to your attention the provisions of Sections 1717 and 1717.5 of the California Civil Code, which limit and create obligations for the payment of attorneys’ fees; (ix) proxies, powers and trusts; (x) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xi) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment premiums, make-whole premiums or other economic remedies to the extent such are deemed to

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

constitute a penalty; (xii) provisions permitting, upon acceleration of any indebtedness, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (xiii) the severability, if invalid, of provisions to the above effects.

With your consent, I have assumed (a) that the Loan Agreement has been duly authorized, executed and delivered by CIRM, (b) that the Loan Agreement constitutes the legally valid and binding obligations of CIRM, enforceable again CIRM in accordance with its terms, and (c) that the status of the Loan Agreement as legally valid and binding obligation of the CIRM is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities; provided that with respect to each of the foregoing, I make no such assumption to the extent I have opined as to such matters with respect to the Company.

My opinion set forth above is limited to the matters expressly set forth in this letter, and no opinion is implied, or may be inferred, beyond those matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and I undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to my attention or any changes in any law that may hereafter come to my attention in any law that may hereafter occur.

This opinion is intended solely for your befit and is not to be made available to or be relied upon by any other person, firm or entity without my prior written consent.

Very truly yours,

By:
Ken Stratton, J.D.
General Counsel

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

SCHEDULES

Schedule 5.3

Prior Names

CytoTherapeutics, Inc.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

Schedule 5.7

Existing Litigation

Loan Recipient has sued Neuralstem, Inc., a competitor, and two of its executives for patent infringement as well as under certain state law causes of action, including unfair competition (see StemCells, Inc., et al. v. Neuralstem, Inc., et al., Maryland District Court, Case No. AW 06 CV 1877). Neuralstem has brought counter-claims alleging antitrust violations. The Company expects the case to go to trial in 2014.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

Schedule 5.10

In 1992, Loan Recipient borrowed from the State of Rhode Island in connection with the purchase and development of real property located at One and Six Court Drive, Lincoln, Rhode Island 02865. There is a first priority lien on these properties and equipment within them. There is approximately $300,000 still owed and the debt should be paid in full by January 2014.

In April 2013, Loan Recipient borrowed $10 million from Silicon Valley Bank (SVB) as a three-year term loan. Subject to the lien described above on the assets found at One and Six Court Drive in Lincoln, Rhode Island, the SVB loan is secured by a first priority lien on all of Loan Recipient’s assets, other than its intellectual property. Under the SVB loan, Loan Recipient will make interest only payments for the first six months of the loan, followed by 30 equal monthly payments of principal and interest. In addition, Loan Recipient will owe a final payment of $1 million at the end of the loan.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

Schedule 5.14

Intellectual Property Proceedings

Some of Loan Recipients patents have been the subject of reexamination proceedings before the US PTO and/or opposition proceedings before the EPO. [****].

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement

Schedule 7.8

Existing Indebtedness

See Schedule 5.10, above.

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

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Schedule 7.8(f)

Existing Liens

See Schedule 5.10, above.

[all schedules to be confirmed at time of signing]

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Loan Agreement